Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among:

MACKINAC FINANCIAL CORPORATION,
 a Michigan corporation;

THE SELLERS NAMED HEREIN;

and

NIAGARA BANCORPORATION, INC.,
 a Wisconsin corporation.

Dated as of May 24, 2016

TABLE OF CONTENTS

ARTICLE I THE ACQUISITION		1

1.1	THE ACQUISITION	1
1.2	EFFECTIVE TIME	1
1.3	PURCHASE PRICE	1
1.4	THE BANK MERGER	2

ARTICLE II CLOSING MATTERS		3

2.1	TIME AND PLACE	3
2.2	CLOSING DELIVERIES OF SELLERS	3
2.3	CLOSING DELIVERIES OF MACKINAC	3

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLERS AND NIAGARA		4

3.1	CORPORATE ORGANIZATION	4
3.2	TITLE TO SHARES	5
3.3	CAPITALIZATION	5
3.4	AUTHORITY; NO VIOLATION	6
3.5	CONSENTS AND APPROVALS	7
3.6	REPORTS	7
3.7	FINANCIAL STATEMENTS	8
3.8	UNDISCLOSED LIABILITIES	9
3.9	ABSENCE OF CERTAIN CHANGES OR EVENTS	9
3.10	LEGAL PROCEEDINGS	9
3.11	TAXES AND TAX RETURNS	9
3.12	EMPLOYEE BENEFIT PLANS	11
3.13	LABOR MATTERS	14
3.14	COMPLIANCE WITH APPLICABLE LAW	14
3.15	MATERIAL CONTRACTS	15
3.16	AGREEMENTS WITH REGULATORY AGENCIES	17
3.17	INVESTMENT SECURITIES	17
3.18	ENVIRONMENTAL LIABILITY	18
3.19	INSURANCE	19
3.20	TITLE TO PROPERTY	19
3.21	INTELLECTUAL PROPERTY	21
3.22	BROKER’S FEES	21
3.23	LOANS	21
3.24	RELATED PARTY TRANSACTIONS	24
3.25	APPROVALS	24
3.26	BOOKS AND RECORDS	24
3.27	LOAN GUARANTEES	25
3.28	DATA SECURITY AND CUSTOMER PRIVACY	25

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ARTICLE IV REPRESENTATIONS AND WARRANTIES OF MACKINAC		25

4.1	CORPORATE ORGANIZATION	25
4.2	AUTHORITY; NO VIOLATION	25
4.3	CONSENTS AND APPROVALS	26
4.4	LEGAL PROCEEDINGS	26
4.5	COMPLIANCE WITH APPLICABLE LAW	27
4.6	BROKER’S FEES	27
4.7	APPROVALS	27

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS		27

5.1	CONDUCT OF BUSINESS OF NIAGARA PRIOR TO THE EFFECTIVE TIME	27
5.2	FORBEARANCES OF NIAGARA	27
5.3	COVENANTS OF MACKINAC	30

ARTICLE VI ADDITIONAL AGREEMENTS		31

6.1	REGULATORY MATTERS	31
6.2	ACCESS TO INFORMATION	32
6.3	EXCLUSIVITY	33
6.4	PUBLIC DISCLOSURE	33
6.5	EMPLOYEE BENEFIT MATTERS	33
6.6	ADDITIONAL AGREEMENTS	35
6.7	DIRECTORS’ AND OFFICERS’ INSURANCE	35
6.8	CLOSING DATE BALANCE SHEET	35
6.9	NOTIFICATION OF CERTAIN MATTERS	36
6.10	SYSTEM INTEGRATION	36
6.11	COORDINATION; INTEGRATION	36
6.12	EXISTING BUSINESS RELATIONSHIPS	36
6.13	LOAN DOCUMENTATION	36
6.14	CHARGE-OFFS	36

ARTICLE VII CONDITIONS PRECEDENT		37

7.1	CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE CLOSING	37
7.2	CONDITIONS TO OBLIGATIONS OF MACKINAC	37
7.3	CONDITIONS TO OBLIGATIONS OF NIAGARA	38

ARTICLE VIII TERMINATION AND AMENDMENT		38

8.1	TERMINATION	38
8.2	EFFECT OF TERMINATION	39
8.3	AMENDMENT	40
8.4	EXTENSION; WAIVER	40

ARTICLE IX INDEMNIFICATION		40

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9.1	INDEMNIFICATION	40
9.2	INDEMNIFICATION PROCEDURES	41
9.3	LIMITATIONS	42
9.4	LIMITATIONS ON LOSSES	42
9.5	RETENTION	43

ARTICLE X GENERAL PROVISIONS		43

10.1	SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND AGREEMENTS	43
10.2	EXPENSES	43
10.3	NOTICES	43
10.4	INTERPRETATION	45
10.5	COUNTERPARTS	45
10.6	ENTIRE AGREEMENT	45
10.7	GOVERNING LAW; VENUE; WAIVER OF JURY TRIAL	45
10.8	SPECIFIC PERFORMANCE	46
10.9	ADDITIONAL DEFINITIONS	46
10.10	SEVERABILITY	49
10.11	ALTERNATIVE STRUCTURE	49
10.12	ASSIGNMENT; THIRD-PARTY BENEFICIARIES	49

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), is dated as of May [24], 2016, by and among MACKINAC FINANCIAL CORPORATION, a Michigan corporation (“Mackinac”), and THE INDIVIDUALS LISTED ON THE SIGNATURE PAGE HERETO (collectively, “Sellers”), and NIAGARA BANCORPORATION, INC., a Wisconsin corporation (“Niagara”).  Certain capitalized terms have the meanings given to such terms in ARTICLE IX.

RECITALS

WHEREAS, Sellers collectively own 100% of the issued and outstanding voting securities of Niagara (the “Shares”), and Mackinac desires to purchase, and Sellers desire to sell, the Shares (such purchase, the “Acquisition”);

WHEREAS, Niagara owns 100% of the issued and outstanding voting securities of First National Bank of Niagara, a national association (“Niagara Bank”);

WHEREAS, immediately upon consummation of the Acquisition, Mackinac intends to consolidate Niagara Bank with and into mBank, a Michigan state-chartered bank and wholly owned subsidiary of Mackinac (“mBank”); and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Acquisition and transactions contemplated in connection therewith and also to prescribe certain conditions to the Acquisition.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
THE ACQUISITION

1.1                   THE ACQUISITION.  As promptly as practicable following the satisfaction or waiver of the conditions to the parties’ respective obligations hereunder, and subject to the terms and conditions of this Agreement, as of the Effective Time, the Sellers shall transfer to Mackinac all of their right, title and interest in and to the Shares, free and clear of any Liens, in exchange for Mackinac’s payment of the Purchase Price (as defined herein).

1.2                   EFFECTIVE TIME. The Acquisition shall be effected by the transfer of the Shares, as contemplated by Section 2.2, at the closing (the “Closing”) to be held on the day (the “Closing Date”) provided for in Article II hereof.  The term “Effective Time” shall mean the time after the close of business on the Closing Date when the Acquisition becomes effective, as agreed to by the parties at the Closing.

1.3                   PURCHASE PRICE.  On the Closing Date, Mackinac shall pay an aggregate amount, subject to adjustment prior to the Closing Date as provided in Section 1.3(c) below, equal to $7,325,000 (the “Purchase Price”), payable as follows:

(a)                                 first, to Niagara’s lender in satisfaction of Niagara’s outstanding indebtedness as of the Closing Date, in the amount to be specified in a payoff letter to be delivered to the parties by the lender within 4 days of the Closing Date;

(b)                                 second, to Sellers, pro rata in accordance with their ownership of the Shares, payable in immediately available funds to accounts to be specified by such Sellers; provided, that the proceeds attributable to the Shares held by the Majority Seller (as defined in Section 9.5) shall be distributed as follows:

(i)                                    first, to Niagara Bank, in the amount sufficient to satisfy the indebtedness to a related party as specified on Section 1.3(b) of the Disclosure Schedule;

(ii)                                second, $370,000 of the proceeds attributable to such Shares shall be deposited into the account designated in Section 9.5 and held in accordance with the terms therein; and

(iii)                            third, the remaining proceeds attributable to such Shares shall be payable to in immediately available funds to an account to be designated by the Majority Seller.

(c)                                  In the event that as of the close of business on the last Business Day prior to the Closing Date (the “Niagara Bank Measuring Date”), the Adjusted Niagara Bank Equity is less than $7,100,000 as determined in accordance with GAAP, the Purchase Price shall be reduced on a dollar-for-dollar basis to the extent of such shortfall.  For purposes of this Agreement, “Adjusted Niagara Bank Equity” means the equity of Niagara Bank as set forth on the balance sheet of Niagara Bank on the Niagara Bank Measuring Date, minus any unrealized gains or plus any unrealized losses (as the case may be) in Niagara Bank’s securities portfolio due to mark-to-market adjustments as of the Niagara Bank Measuring Date.

1.4                   THE BANK MERGER.  Except as provided below, after the Effective Time and at or after the close of business on the Closing Date,  Niagara Bank shall be consolidated (the “Bank Merger”) with and into mBank, in accordance with the provisions of applicable federal and state banking laws and regulations, and mBank shall be the surviving bank (the “Surviving Bank”).  The Bank Merger shall have the effects as set forth under applicable federal and state banking laws and regulations, and the parties shall cause the Boards of Directors of Niagara Bank and mBank, respectively, to approve a separate consolidation agreement (the “Bank Consolidation Agreement”) in substantially the form attached hereto as EXHIBIT A, and cause the Bank Consolidation Agreement to be executed and delivered as soon as practicable following the date of execution of this Agreement.  Mackinac shall cause the Bank Merger to be effected immediately following the Effective Time in accordance with the Michigan Banking Code (the “MBC”).  As provided in the Bank Consolidation Agreement, the Bank Merger may be abandoned at the election of mBank at any time, whether before or after filings are made for regulatory approval of the Bank Merger, but if the Bank Merger is abandoned for any reason, Niagara Bank shall continue to operate under that name.

ARTICLE II
CLOSING MATTERS

2.1                               TIME AND PLACE.   Subject to the provisions of Article VII, the Closing of the transactions contemplated hereby shall take place electronically on a date specified by Mackinac at least three (3) Business Days prior to such date, or at such other place, date or time mutually agreed by Mackinac and Seller; provided, that all conditions to Closing have been satisfied or waived pursuant to Article VII as of such date.

2.2                               CLOSING DELIVERIES OF SELLERS.   At the Closing, Sellers shall deliver, or cause to be delivered, to Mackinac the following:

(a)                                 copies of the permits, waivers, consents, notices, approvals, authorizations, licenses and clearances required to be obtained by Niagara pursuant to Section 3.5;

(b)                                 a copy of the Articles of Incorporation of Niagara Bank and a copy of the Bylaws of Niagara Bank certified as of the Closing Date to be true and complete by the Secretary of Niagara Bank;

(c)                                  a copy of the Niagara Articles of Incorporation certified as of a date not more than ten (10) days prior to the Closing Date by the Wisconsin Department of Financial Institutions and a copy of the Niagara Bylaws certified as of the Closing Date to be true and complete by the Secretary of Niagara;

(d)                                 certificates of good standing for Niagara Bank issued by the OCC (as defined in Section 3.5) dated not more than thirty (30) days prior to Closing;

(e)                                  a copy of the resolutions of the Board of Directors of Niagara authorizing the execution and delivery of this Agreement and the completion of the transactions contemplated hereby, certified to be true and accurate, without amendment, by the Secretary of Niagara;

(f)                                   certificates for the Shares, endorsed in blank in a form sufficient to transfer title to such Shares to Mackinac;

(g)                                 each of the certificates to be delivered under Sections 7.2(a) and (c), duly executed by the appropriate Person(s) specified in such Sections;

(h)                                 Niagara Bank’s charter and Niagara Bank’s FDIC certificate;

(i)                                    such other documents, instruments, certificates and other agreements as Mackinac may reasonably require to effect the transactions contemplated by this Agreement to be consummated as of the Closing.

2.3                               CLOSING DELIVERIES OF MACKINAC.   At the Closing, Mackinac shall deliver, or cause to be delivered, to Sellers the following:

(a)                                 the Purchase Price, in accordance with Section 1.3 above;

(b)                                 copies of all consents, notices and approvals required to be obtained by Mackinac pursuant to Section 6.1; and

(c)                                  such other documents, instruments, certificates and other agreements as Sellers may reasonably require to effect the transactions contemplated by this Agreement to be consummated as of the Closing.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS AND NIAGARA

Except as disclosed in the Disclosure Schedule, Sellers and Niagara, jointly and severally (and subject to the limitation set forth in Section 9.3(e) below), represent and warrant to Mackinac that the following is true and correct.  The Disclosure Schedule shall be organized to correspond to the Sections in this Article III.  Each exception set forth in the Disclosure Schedule shall be deemed to qualify (1) the corresponding representation and warranty set forth in this Agreement that is specifically identified (by cross-reference or otherwise) in the Disclosure Schedule and (2) any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (without need to examine underlying documentation).

3.1                               CORPORATE ORGANIZATION.

(a)                                 Niagara is a corporation and Niagara Bank is a nationally chartered bank duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization.  The deposit accounts of Niagara Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Bank Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required in connection therewith have been paid by Niagara Bank when due.  Niagara Bank is a member in good standing of the Federal Home Loan Bank of Chicago and owns the requisite amount of stock therein.  Niagara has the requisite corporate power and authority to own or lease and operate all of its properties and assets and to carry on its business as it is now being conducted.  Niagara is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.  True and complete copies of the Articles of Incorporation of Niagara (the “Niagara Articles of Incorporation”) and bylaws of Niagara (the “Niagara Bylaws”), as in effect as of the date of this Agreement, have previously been furnished or made available to Mackinac.  Niagara is not in violation of any of the provisions of the Niagara Articles of Incorporation or Niagara Bylaws.

(b)                                 Section 3.1(b) of the Disclosure Schedule sets forth a complete and correct list of all the Subsidiaries of Niagara and Niagara Bank (each, a “Niagara Subsidiary” and collectively the “Niagara Subsidiaries”).  Section 3.1(b) of the Disclosure Schedule also sets forth a list identifying the number and owner of all outstanding capital stock or other equity securities of each such Subsidiary, options, warrants, stock appreciation rights, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other equity securities of such Subsidiary, or contracts, commitments, understandings or arrangements by which such Subsidiary may become bound to issue additional shares of its capital stock or other equity securities, or options, warrants, scrip, rights to subscribe to, calls or commitments for any shares of its capital stock or other equity securities and the identity of the parties to any such agreements or arrangements.  All of the outstanding shares of capital stock or other securities evidencing ownership of any of the Niagara Subsidiaries are validly issued, fully paid and nonassessable and such shares or other securities are owned by Niagara or another of its Subsidiaries free and clear of any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest or other restriction of any kind (“Lien”) with respect thereto.  Each Niagara Subsidiary (i) is a duly organized and validly existing corporation, partnership or limited liability company or other legal entity under the Laws of its jurisdiction of organization, (ii) is duly licensed and qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified (except for jurisdictions in which the failure to be so qualified would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect) and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.  A true, correct and complete copy of the articles or certificate of incorporation or certificate of trust and bylaws (or similar governing documents) of each Niagara Subsidiary, as amended and currently in effect, has been delivered and made available to Mackinac.  Except for its interests in Niagara Subsidiaries, Niagara does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.  As used in this Agreement, “Subsidiary” shall mean, when used with respect to any party, any corporation, partnership, limited liability company, association, joint venture or other business entity of which (i) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first Person is or directly or indirectly has the power to appoint a general partner, manager or managing member.

3.2                               TITLE TO SHARES.  Each Seller owns such Seller’s Shares free and clear of any Liens.  Good, marketable and valid title to the Shares will pass to Mackinac at the Closing, free and clear of any Lien.

3.3                               CAPITALIZATION.  The authorized capital stock of Niagara consists of 100,000 shares of Niagara Common Stock (“Niagara Common Stock”).  As of the date of this Agreement, there are 4,354 shares of Niagara Common Stock issued and outstanding, 4,308 shares held as treasury stock and no other shares of capital stock or other voting securities of Niagara issued, reserved for issuance or outstanding.  All of the issued and outstanding shares of Niagara Common Stock have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights.  As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Niagara shareholders may vote are issued or outstanding.  There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Niagara, or otherwise obligating Niagara to issue, transfer, sell, purchase, redeem or otherwise acquire, or to register under the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder (the “Securities Act”), any such securities.  Other than the Robert Gunville, Jr. Voting Trust, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Niagara Common Stock.  No equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Niagara or any of its Subsidiaries) are outstanding.

3.4                               AUTHORITY; NO VIOLATION.

(a)                                 Each Seller has all requisite power and authority (i) to enter into this Agreement (subject to receipt of all Regulatory Approvals) (as defined in Section 6.1) and (ii) to perform all of its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the sale by Sellers of the Shares have been duly and validly authorized by each Seller.  This Agreement has been duly and validly executed and delivered by Seller and, assuming due authorization, execution and delivery by Mackinac, each constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. None of (i) the execution and delivery of this Agreement, (ii) the consummation of the transactions contemplated hereby or thereby or (iii) compliance by Seller with any of the provisions hereof or thereof does or will violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any Lien upon, any of the Shares pursuant to, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which such Seller is a party, or by which any of its respective properties or assets may be bound or affected, or subject to receipt of all Regulatory Approvals, violate any order, writ, injunction, decree, judgment, governmental permit, license, statute, rule or regulation applicable to Seller.

(b)                                 Niagara has full corporate power and authority and is duly authorized to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Acquisition, have been duly, validly and unanimously approved by the board of directors of Niagara.  This Agreement has been duly and validly executed and delivered by Niagara.  Assuming due authorization, execution and delivery by Mackinac, this Agreement constitutes a valid and binding obligation of Niagara, enforceable against Niagara in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c)                                  Neither the execution and delivery of this Agreement by Niagara nor the consummation by Niagara of the transactions contemplated hereby, nor compliance by Niagara with any of the terms or provisions hereof, will (i) violate any provision of the Niagara Articles of Incorporation or Niagara Bylaws or (ii) assuming that the consents and approvals referred to in Section 3.5 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Niagara or any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under or in any payment conditioned, in whole or in part, on a change of control of Niagara or approval or consummation of transactions of the type contemplated hereby, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the properties or assets of Niagara or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which Niagara or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults or the loss of benefits which, either individually or in the aggregate, would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

3.5                               CONSENTS AND APPROVALS.  Except for (a) the filing of any required applications, filings or notices with the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the FDIC, the Michigan Department of Insurance and Financial Services (the “DIFS”), the Wisconsin Department of Financial Institutions (the “DFI”), notice to the Office of the Comptroller of the Currency (“OCC”) (in each case, as will be the responsibility of Mackinac), and approval of or non-objection to such applications, filings and notices, no notices to, consents or approvals or non-objections of, waivers or authorizations by, or applications, filings or registrations with any foreign, federal, state or local court, administrative agency, arbitrator or commission or other governmental, prosecutorial, regulatory, self-regulatory authority or instrumentality (each, a “Governmental Entity”) are required to be made or obtained by Sellers or Niagara or any of its Subsidiaries in connection with (i) the execution and delivery by Sellers and Niagara of this Agreement or (ii) the consummation of the transactions contemplated hereby.  The only material third-party consents necessary in connection with (A) the execution and delivery by Niagara of this Agreement and (B) the consummation of the transactions contemplated hereby are set forth in Section 3.5 of the Disclosure Schedule.

3.6                               REPORTS.  Niagara and each of its Subsidiaries have filed (or furnished, as applicable) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto (“Reports”), that they were required to file (or furnish, as applicable) since January 1, 2014 with (a) the Federal Reserve, (b) the FDIC, (c) the OCC and (d) any other federal, state or foreign governmental or regulatory agency or authority having jurisdiction over the parties or their respective Subsidiaries (the agencies and authorities identified in clauses (a) through (d), inclusive, are, collectively, the “Regulatory Agencies”), and all other Reports required to be filed (or furnished, as applicable) by them since January 1, 2014, including any Report required to be filed (or furnished, as applicable) pursuant to the Laws of the United States, any state or any Regulatory Agency and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such Report or to pay such fees and assessments would not reasonably be expected to, individually or in the aggregate, be material to Niagara and its Subsidiaries, taken as a whole.  Any such Report regarding Niagara filed with or otherwise submitted to any Regulatory Agency, as of the date of its filing or submission, as applicable, complied in all material respects with relevant legal requirements, including as to content.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Niagara and its Subsidiaries, there is no pending proceeding before, or, to the Knowledge of Niagara, examination or investigation by, any Regulatory Agency into the business or operations of Niagara or any of its Subsidiaries.  There are no unresolved violations, criticisms or exceptions by any Regulatory Agency with respect to any Report relating to any examinations of Niagara or any of its Subsidiaries, except for any such violations, criticisms or exceptions that would not reasonably be expected to, individually or in the aggregate, be material to Niagara and its Subsidiaries, taken as a whole.

3.7                               FINANCIAL STATEMENTS.

(a)                                 Niagara has previously made available to Mackinac copies of the following financial statements (the “Niagara Financial Statements”), copies of which are attached as Section 3.7(a) of the Disclosure Schedule:  (i) the compiled consolidated balance sheets of Niagara and its Subsidiaries for years ended December 31, 2015 and December 31, 2014, and the related compiled consolidated statements of income and cash flow for such periods, (ii) the unaudited consolidated balance sheet (the “Balance Sheet”) for the fiscal quarter ended March 31, 2016, (the “Balance Sheet Date”), and consolidated statements of income and cash flow for such period, and (iii) the call reports of Niagara and each of its depository Subsidiaries for the fiscal years ended December 31, 2015 and 2014 and the fiscal quarter ended March 31, 2016.  The Niagara Financial Statements fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Niagara and its Subsidiaries as of the respective dates or for the respective periods therein set forth and have been prepared in accordance with either U.S. generally accepted accounting principles (“GAAP”) or regulatory accepted accounting procedures pursuant to regulatory requirements, as applicable, consistently applied during the periods involved, and, in the case of interim financial statements, subject to recurring year-end adjustments normal in nature and amount.  The Niagara Financial Statements have been prepared from, and are in accordance with, the books and records of Niagara and its Subsidiaries.

(b)                                 Since December 31, 2013, neither Niagara nor any of its Subsidiaries nor, to the Knowledge of Niagara, any director, officer, employee, auditor, accountant or representative of Niagara or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Niagara or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2013, including any material complaint, allegation, assertion or claim that Niagara or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(c)                                  The books and records kept by Niagara and any of its Subsidiaries are in all material respects complete and accurate and have been maintained in the ordinary course of business and in accordance with applicable Laws and accounting requirements.

(d)                                 Neither Niagara nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among Niagara and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate (as defined in Section 3.24(a)), including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Niagara or any of its Subsidiaries in Niagara’s or such Subsidiary’s financial statements.

3.8                               UNDISCLOSED LIABILITIES.  Except for (a) those liabilities that are set forth on the Balance Sheet and (b) liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and that are not and would not be, individually or in the aggregate, material to Niagara and its Subsidiaries, taken as a whole, neither Niagara nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due, other than contingent liabilities incurred in the ordinary course of Niagara Bank’s business such as lines of credit, letters of credit, credit card commitments, undisbursed loans, and similar instruments), whether or not the same would have been required to be reflected on the Balance Sheet if it had existed on the Balance Sheet Date.

3.9                               ABSENCE OF CERTAIN CHANGES OR EVENTS.  Since December 31, 2014, (a) Niagara and its Subsidiaries have, in all material respects, carried on their respective businesses in the ordinary course consistent with their past practices, and (b) there has not been any Material Adverse Effect.

3.10                        LEGAL PROCEEDINGS.  Except as set forth in Section 3.10 of the Disclosure Schedule, neither Niagara nor any of its Subsidiaries is a party to or the subject of any, and there are no outstanding or pending or, to the Knowledge of Niagara, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Niagara or any of its Subsidiaries.  There is no injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application that apply to similarly situated companies) imposed upon Niagara, any of its Subsidiaries or the assets of Niagara or any of its Subsidiaries.

3.11                        TAXES AND TAX RETURNS.

(a)                                 Niagara and each of its Subsidiaries has duly and timely filed or caused to be filed (taking into account all applicable extensions) all federal, state, foreign and local Tax Returns required to be filed by it or with respect to it (all such Tax Returns being accurate and complete in all respects) and has duly and timely paid or caused to be paid on its behalf all Taxes required to be paid by it (whether or not shown to be due on such Tax Returns).  Through the date hereof, Niagara and its Subsidiaries do not have any liability for Taxes in excess of the amount reserved or provided for on their financial statements.  Niagara and each of its Subsidiaries has made adequate provision on the Balance Sheet for all accrued Taxes not yet due and payable.

(b)                                 No jurisdiction where Niagara and its Subsidiaries do not file a Tax Return has made a claim in writing that any of Niagara and its Subsidiaries is required to file a Tax Return in such jurisdiction.

(c)                                  No Liens for Taxes exist with respect to any of the assets of Niagara or its Subsidiaries, except for statutory Liens for Taxes not yet due and payable.

(d)                                 There are no audits, examinations, disputes or proceedings pending or threatened in writing with respect to, or claims or assessments asserted or threatened in writing for, any Taxes of Niagara or any of its Subsidiaries.

(e)                                  There is no waiver or extension of the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax with respect to Niagara and any of its Subsidiaries, which waiver or extension is in effect.

(f)                                   All Taxes required to be withheld, collected or deposited by or with respect to Niagara and each of its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and to the extent required by applicable Law, have been paid to the relevant Governmental Entity.  Niagara and each of its Subsidiaries have complied in all respects with all information reporting and backup withholding provisions of applicable Law, including the collection, review and retention of any required withholding certificates or comparable documents (including with respect to deposits) and any notice received pursuant to Section 3406(a)(1)(B) or (C) of the Code.

(g)                                 Neither Niagara nor any of its Subsidiaries has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1).

(h)                                 Neither Niagara nor any of its Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing, allocation, indemnity or similar agreements or arrangement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person.

(i)                                    Neither Niagara nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Niagara) or (ii) has any liability for the Taxes of any Person (other than Niagara or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(j)                                    Neither Niagara nor any of its Subsidiaries has been, within the past two years or otherwise, part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the transactions contemplated in this Agreement are also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for Tax-free treatment under Section 355 of the Code.

(k)                                 Since January 1, 2013, neither Niagara nor any of its Subsidiaries has been required (or has applied) to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by Niagara or any of its Subsidiaries, and the Internal Revenue Service (“IRS”) has not initiated or proposed any such adjustment or change in accounting method (including any method for determining reserves for bad debts maintained by Niagara or any Subsidiary).

(l)                                    Neither Niagara nor any of its Subsidiaries will be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income as a result of any (i) adjustment required by a change in method of accounting, (ii) closing agreement, (iii) intercompany transaction or (iv) installment sale or open transaction disposition made, or prepaid amount received, on or prior to the Closing Date.

(m)                             Neither Niagara nor any of its Subsidiaries has any application pending with any Governmental Entity requesting permission for any changes in accounting method.

(n)                                 No rulings, requests for rulings or closing agreements have been entered into with or issued by, or are pending with, any Governmental Entity with respect to Niagara or any of its Subsidiaries.

(o)                                 Without regard to the transactions contemplated by this Agreement, neither Niagara nor any of its subsidiaries has undergone an “ownership change” with the meaning of Section 382 of the Code or any similar or corresponding provision or state, local or foreign Tax Law.

(p)                                 Section 3.11(p) of the Disclosure Schedule sets forth the Tax classifications of Niagara and its Subsidiaries for federal, state, foreign and local Tax purposes.  The Tax classifications of Niagara and its Subsidiaries as described in this paragraph will continue until the Closing Date.

3.12                        EMPLOYEE BENEFIT PLANS.

(a)                                 Section 3.12(a) of the Disclosure Schedule sets forth a true and complete list of all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, welfare, retirement, severance or other compensatory or benefit plans, programs, policies or arrangements, and all retention, bonus, employment, termination, severance, change-in-control or other contracts or agreements to which Niagara or any Subsidiary or any of their respective ERISA Affiliates (as hereinafter defined) is a party, with respect to which Niagara or any Subsidiary or any of their respective ERISA Affiliates has any current or future obligation, contingent or otherwise, or that are maintained, contributed to or sponsored by Niagara or any Subsidiary or any of their respective ERISA Affiliates for the benefit of any current or former employee, officer, director or independent contractor of Niagara or any Subsidiary or any of their respective ERISA Affiliates (all such plans, programs, policies, arrangements, contracts or agreements, whether or not listed in Section 3.12(a) of the Disclosure Schedule, collectively, the “Niagara Benefit Plans”).

(b)                                 Niagara has delivered or made available to Mackinac true, correct and complete copies of the following (as applicable): (i) the written document evidencing each Niagara Benefit Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof, (ii) the annual report (Form 5500), if any, filed with the IRS for the last three plan years, (iii) the current IRS determination, opinion or advisory letter relating to each  Niagara Benefit Plan that is a Qualified Plan (as defined in Section 3.12(e) and as disclosed on Section 3.12(e) of the Disclosure Schedule), (iv) the most recently prepared actuarial report or financial statement, if any, relating to a Niagara Benefit Plan, (v) the most recent summary plan description, if any, for such Niagara Benefit Plan (or other descriptions of such Niagara Benefit Plan provided to employees) and all summaries of material modifications distributed thereto, (vi) all material correspondence with the United States Department of Labor or the IRS relating to any Niagara Benefit Plan during the period January 1, 2011 through the present date, (vii) all amendments, modifications or material supplements to any Niagara Benefit Plan and (viii) any related trust agreements, insurance contracts or documents of any other funding arrangements relating to a Niagara Benefit Plan

(c)                                  Each Niagara Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code.  Neither Niagara nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, the United States Department of Labor or any other Governmental Entity with respect to any Niagara Benefit Plan within the current calendar year or any of the preceding six calendar years, and neither Niagara nor any of its Subsidiaries has any Knowledge of any material defect as to any Niagara Benefit Plan that would qualify for correction under any such program.

(d)                                 Each Niagara Benefit Plan that is a “nonqualified deferred compensation plan” as defined in Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) and any award thereunder, in each case that is subject to Section 409A of the Code, has since January 1, 2007, been maintained and operated in good faith compliance with Section 409A of the Code.  No assets set aside for the payment of benefits under any Nonqualified Deferred Compensation Plan are held outside of the United States, except to the extent that substantially all of the services to which such benefits are attributable have been performed in the jurisdiction in which such assets are held.

(e)                                  Section 3.12(e) of the Disclosure Schedule identifies each Niagara Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Qualified Plans”).  The IRS has issued a current favorable determination, opinion or advisory letter with respect to or covering each Qualified Plan and the related trust, and there are no existing circumstances and no events have occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Plan or the related trust.

(f)                                   None of Niagara or any of its Subsidiaries or any ERISA Affiliates maintains a trust that is intended to meet the requirements of Code Section 501(c)(9).

(g)                                 No Niagara Benefit Plan is, and none of Niagara or any of its Subsidiaries or any ERISA Affiliate sponsors, maintains, contributes to or has any actual or potential liability with respect to any:  (i) “multiemployer plan” as defined in Section 3(37) of ERISA; (ii) a “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan that is subject to the funding requirements of Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code; (iii) a “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.  There is no lien pursuant to Sections 303(k) or 4068 of ERISA or Sections 412(n) (as in effect prior to its repeal) or 430(k) of the Code in favor of, or enforceable by the

Pension Benefit Guaranty Corporation or any other entity with respect to any of the assets of Niagara or any of its Subsidiaries or any ERISA Affiliate.

(h)                                 To the Knowledge of Niagara, there have been no “prohibited transactions” (as defined in Section 406 of ERISA and Section 4975 of the Code) with respect to any Niagara Benefit Plan.  To the knowledge of Niagara, no fiduciary of any Niagara Benefit Plan has any material liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Niagara Benefit Plan.  No proceeding with respect to the administration or the investment of the assets of any Niagara Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of Niagara, threatened.

(i)                                    Except as set forth in Section 3.12(i) of the Disclosure Schedule, neither Niagara nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by COBRA.  Except as set forth in Section 3.12(h) of the Disclosure Schedule, Niagara and each of its Subsidiaries have reserved the right to amend, terminate or modify at any time all plans or arrangements providing for retiree health or life insurance coverage, and no representations or commitments, whether or not written, have been made that would limit Niagara’s or such Subsidiary’s right to amend, terminate or modify any such benefits.

(j)                                    Other than as set forth on Section 3.12(j) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Niagara or any of its Subsidiaries, or result in any limitation on the right of Niagara or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Niagara Benefit Plan or related trust.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Niagara or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.  No Niagara Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

(k)                                 No Niagara Benefit Plan is under audit or the subject of an investigation by the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), the United States Securities and Exchange Commission (the “SEC”) or any other Governmental Entity, nor is any such audit or investigation pending or, to Niagara’s Knowledge, threatened.

(l)                                    All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each Niagara Benefit Plan that is an “employee pension benefit plan”

(as defined in Section 3(2) of ERISA) and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Niagara Benefit Plan or properly accrued.  All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Niagara Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA).

3.13                        LABOR MATTERS.

(a)                                 Neither Niagara nor any of its Subsidiaries is currently or at any time since January 1, 2011 has been a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices.  Each of Niagara and its Subsidiaries are in material compliance with all applicable state, federal and local Laws relating to labor, employment, termination of employment or similar matters, including but not limited to Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave and employee terminations, and have not engaged in any unfair labor practices or similar prohibited practices.  Except as would not result in any material liability to Niagara or any of its Subsidiaries, there are no complaints, lawsuits, arbitrations, administrative proceedings or other proceedings of any nature pending or, to the Knowledge of Niagara, threatened against Niagara or any of its Subsidiaries brought by any current or former employee or their eligible dependents or beneficiaries.

(b)                                 Other than as set forth in Section 3.13(b) of the Disclosure Schedule, all salaried employees, hourly employees, and temporary employees of Niagara or any of the Niagara Subsidiaries are employed on an at-will basis by Niagara or any of the Niagara Subsidiaries and may be terminated at any time with or without cause and without any severance or other liabilities to Niagara or any Niagara Subsidiary.

(c)                                  There is no audit, investigation, charge or proceeding with respect to a material violation of any occupational health and safety standards that is pending or unremedied, or to the Knowledge of Niagara, threatened against Niagara or any Niagara Subsidiary.  Niagara and all of the Niagara Subsidiaries are in compliance with all applicable occupational health and safety Laws, except for such failures to comply as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)                                 The consummation of the transactions contemplated by this Agreement will not create liabilities for any act by Niagara or any Niagara Subsidiary on or prior to the Closing under any collective bargaining agreement, contract or Niagara Benefit Plan.

3.14                        COMPLIANCE WITH APPLICABLE LAW.

(a)                                 Niagara and each of its Subsidiaries and each of their employees hold all licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and properties and are and have been in compliance with all, and are not and have not been in violation of any, applicable Laws, except in each case where the failure to hold such license, registration, franchise, certificate, variance, permit or authorization or such noncompliance or violation would not be material to Niagara and its Subsidiaries, taken as a whole, and neither Niagara nor any of its Subsidiaries has Knowledge of, or has received notice of, any violations of any of the above, except for such violations that would not be material to Niagara and its Subsidiaries, taken as a whole.

(b)                                 Except as would not be material to Niagara and its Subsidiaries, taken as a whole, Niagara and each of its Subsidiaries have properly administered all accounts for which Niagara or any of its Subsidiaries acts as a fiduciary, including accounts for which Niagara or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents and applicable Law in all material respects.  None of Niagara or any of its Subsidiaries, or any director, officer or employee of Niagara or any of its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account that would be material to Niagara and its Subsidiaries, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account.

(c)                                  Except as set forth in Section 3.14 of the Disclosure Schedule, Niagara and each insured depository Subsidiary of Niagara is “well-capitalized” (as that term is defined in the relevant regulation of the institution’s primary federal bank regulator), and “well managed” (as that term is defined at 12 C.F.R. 225.2(s) or the relevant regulation of the institution’s primary bank regulator), and the institution’s rating under the Community Reinvestment Act of 1997 (“CRA”) is no less than “satisfactory.”  Neither Niagara nor any Niagara Subsidiary has been informed that its status as “well-capitalized,” “well managed” or “satisfactory” for CRA purposes will change within one year.  All deposit liabilities of Niagara and its Subsidiaries are insured by the FDIC to the fullest extent under the Law.  Niagara and its Subsidiaries have met all conditions of such insurance, including timely payment of its premiums.

3.15                        MATERIAL CONTRACTS.

(a)                                 Other than as set forth in Section 3.15 of the Disclosure Schedule, neither Niagara nor any of its Subsidiaries is a party to or bound by, as of the date hereof, any of the following (each contract, arrangement, commitment or understanding of the type described in this Section 3.15(a), whether written or oral and whether or not set forth in the Disclosure Schedule, is referred to as a “Material Contract”):

(i)                                    any contract or agreement entered into since January 1, 2013 (and any contract or agreement entered into at any time to the extent that material obligations remain as of the date hereof), other than in the ordinary course of business consistent with past practice, for the acquisition of the securities of or any material portion of the assets of any other Person or entity;

(ii)                                any trust indenture, mortgage, promissory note, loan agreement or other contract, agreement or instrument for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP, in each case, where Niagara or any of its Subsidiaries is a lender, borrower or guarantor other than agreements evidencing deposit liabilities, trade payables and contracts or agreements relating to borrowings entered into in the ordinary course of business;

(iii)                            any contract or agreement with any Affiliate of Niagara or its  Subsidiaries;

(iv)                             any agreement of guarantee, support or indemnification by Niagara or its Subsidiaries, assumption or endorsement by Niagara or its Subsidiaries of, or any similar commitment by Niagara or its Subsidiaries with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person other than those entered into in the ordinary course of business;

(v)                                 any agreement which would be terminable other than by Niagara or its Subsidiaries or any agreement under which a material payment obligation would arise or be accelerated, in each case as a result of the announcement or consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events);

(vi)                             any alliance, cooperation, joint venture, shareholders’ partnership or similar agreement involving a sharing of profits or losses relating to Niagara or any of its Subsidiaries;

(vii)                         any employment agreement with any employee or officer of Niagara or any of its Subsidiaries;

(viii)                     any broker, distributor, dealer, agency, sales promotion, customer or client referral, underwriter, administrative services, market research, market consulting or advertising agreement providing for annual payments by Niagara or its Subsidiaries of more than $50,000;

(ix)                             any agreement, option or commitment or right with, or held by, any third party to acquire, use or have access to, any assets or properties, or any interest therein, of Niagara or its Subsidiaries, other than in connection with the sale of Loans, Loan participations or investment securities in the ordinary course of business consistent with past practice to third parties who are not Affiliates of Niagara;

(x)                                 any material contract or agreement which would require any consent or approval of a counterparty as a result of the consummation of the transactions contemplated by this Agreement;

(xi)                             any contract under which Niagara or any Niagara Subsidiary will have a material obligation with respect to an “earn-out,” contingent purchase price or similar contingent payment obligation, or any other material liability after the date hereof;

(xii)                         any lease or other contract (whether real, personal or mixed, tangible or intangible) pursuant to which the annualized rent or lease payments for the lease year that includes December 31, 2013, as applicable, were in excess of $75,000;

(xiii)                     any contract or agreement for the use or purchase of materials, supplies, goods, services, equipment or other assets providing for aggregate payments by Niagara or its Subsidiaries of $75,000; and

(xiv)                      any contract not listed above that is material to the financial condition, results of operations or business of Niagara or its Subsidiaries.

(b)                                 Niagara and its Subsidiaries have performed in all material respects all of the obligations required to be performed by them and are entitled to all accrued benefits under, and are not alleged (or otherwise to the Knowledge of Niagara) to be in default in respect of, each Material Contract to which Niagara or its Subsidiaries are a party or by which Niagara or its Subsidiaries are bound, except as would not, individually or in the aggregate, be material to Niagara and its Subsidiaries.  Each of the Material Contracts is valid and binding on Niagara or its applicable Subsidiary and in full force and effect, without amendment, and there exists no default or event of default or event, occurrence, condition or act, with respect to Niagara or its Subsidiaries or, to the Knowledge of Niagara, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default under any Material Contract, except, as would not, individually or in the aggregate, be material to Niagara and its Subsidiaries.  True, correct and complete copies of all Material Contracts have been furnished or made available to Mackinac.

3.16                        AGREEMENTS WITH REGULATORY AGENCIES.  Neither Niagara nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Disclosure Schedule, a “Niagara Regulatory Agreement”), nor does Niagara have Knowledge of any pending or threatened regulatory investigation or other action by any Regulatory Agency or other Governmental Agency that could reasonably be expected to lead to the issuance of any such Niagara Regulatory Agreement.  Neither Niagara nor any Niagara Subsidiary is required by Section 32 of the FDI Act or FDIC Regulation Part 359 or the Federal Reserve to give prior notice to a federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer or to limit golden parachute payments or indemnification.

3.17                        INVESTMENT SECURITIES.

(a)                                 Each of Niagara and its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Lien, except to the extent that such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of Niagara or any of its Subsidiaries and except for such defects in title or Liens that would not be material to Niagara and its Subsidiaries.  Such securities are valued on the books of Niagara and its Subsidiaries in accordance with GAAP.

(b)                                 Niagara and its Subsidiaries employ investment, securities risk management and other policies, practices and procedures which Niagara believes are prudent and reasonable in the context of such businesses.

3.18                        ENVIRONMENTAL LIABILITY.

(a)                                 Each of Niagara and its Subsidiaries, and, to Niagara’s Knowledge (except as set forth in written third party environmental reports included in the relevant Loan Documentation regarding real property securing a Loan made in the ordinary course of business to a third party that is not an Affiliate of Niagara), any property in which Niagara or any of its Subsidiaries holds a security interest, is in material compliance with all local, state or federal environmental, health or safety Laws, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“Environmental Laws”).

(b)                                 There are no legal, administrative, arbitral or other proceedings, claims or actions pending, or, to the Knowledge of Niagara, threatened against Niagara or any of its Subsidiaries, nor are there governmental or third-party environmental investigations or remediation activities or governmental investigations that seek to impose or that could reasonably be expected to result in the imposition, on Niagara or any of its Subsidiaries, of any liability or obligation arising under any Environmental Law pending or, to the Knowledge of Niagara, threatened against Niagara or any of its Subsidiaries, which liability or obligation would reasonably be expected to, individually or in the aggregate, be material to Niagara and its Subsidiaries, taken as a whole.  To the Knowledge of Niagara, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to, individually or in the aggregate, be material to Niagara and its Subsidiaries, taken as a whole.

(c)                                  Except as set forth in written third party environmental reports included in the relevant Loan Documentation regarding real property securing a Loan made in the ordinary course of business to a third party that is not an Affiliate of Niagara, to the Knowledge of Niagara, during or prior to the period of (i) Niagara’s or any of its Subsidiaries’ ownership or operation of any property, (ii) Niagara’s or any of its Subsidiaries’ participation in the management of any property or (iii) Niagara’s or any of its Subsidiaries’ holding of a security interest in any property, there were no releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to, individually or in the aggregate, be material to Niagara and its Subsidiaries, taken as a whole.

(d)                                 Neither Niagara nor any of its Subsidiaries is subject to any agreement, order, judgment or decree by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing.  There has been no written third-party environmental site assessment conducted since January 1, 2013 assessing the presence of hazardous materials located on any property owned or leased by Niagara or any Niagara Subsidiary that is within the possession or control of Niagara or its Affiliates as of the date of this Agreement that has not been delivered to Mackinac prior to the date of this Agreement.

3.19                        INSURANCE.  Niagara and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as constitute reasonably adequate coverage against all risks customarily insured against by banking institutions and their subsidiaries of comparable size and operations to Niagara and its Subsidiaries.  Section 3.19 of the Disclosure Schedule contains a list of all insurance policies applicable and available to Niagara and its Subsidiaries with respect to its business or that are otherwise maintained by or for Niagara or its Subsidiaries (the “Niagara Policies”) (specifying policy type (e.g., whether such policy is claims-made), policy numbers, applicable deductible levels, policy periods, available limits of coverage, and information regarding any settlement or commutation of the same) and Niagara has provided true and complete copies of all such Niagara Policies to Mackinac.  Except as set forth in Section 3.19 of the Disclosure Schedule, there is no claim for coverage by Niagara or any of its Subsidiaries pending under any of such Niagara Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Niagara Policies or in respect of which such underwriters have reserved their rights.  Each Niagara Policy is in full force and effect and all premiums payable by Niagara or its Subsidiaries have been timely paid, by Niagara or its Subsidiaries, as applicable.  Neither Niagara nor any of its Subsidiaries has received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of such Niagara Policies.

3.20                        TITLE TO PROPERTY.

(a)                                 Section 3.20(a) of the Disclosure Schedule lists (i) all real property owned by Niagara or any Niagara Subsidiary (the “Owned Real Property”); (ii) all leases, subleases, licenses or other contracts (including all amendments, modifications, and supplements thereto) pursuant to which Niagara or its Subsidiaries leases land and/or buildings, together with the real property rights (including security deposits), benefits and appurtenances pertaining thereto and rights in respect thereof, including ground leases (the “Real Property Leases”); and (iii) all leases, subleases, licenses or other use agreements between Niagara or any of its Affiliates, as landlord, sublandlord or licensor, and third parties with respect to Owned Real Property or Leased Premises, as tenant, subtenant or licensee (“Tenant Leases”), in each case including all amendments, modifications, and supplements thereto, and all such documentation has been made available to Mackinac on or prior to the date hereof.

(b)                                 Except as would not be material to Niagara, Niagara or one of its Subsidiaries (i) has good and marketable title to all Owned Real Properties, free and clear of all Liens of any nature whatsoever, except (A) statutory Liens securing payments not yet due (or being contested in good faith and for which adequate reserves have been established), (B) Liens for real property Taxes not yet due and payable, (C) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (D) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties ((A) through (D) collectively, “Permitted Encumbrances”) and (ii) has good and marketable leasehold interests in all parcels of real property leased to Niagara pursuant to the Real Property Leases (the “Leased Premises”), free and clear of all Liens of any nature created by Niagara or any of its Subsidiaries or, to the Knowledge of Niagara, any other Person, except for Permitted Encumbrances, and is in sole possession of the properties purported to be leased thereunder, subject and pursuant to the terms of the Real Property Leases.  Since the Balance Sheet Date, none of the Leased Premises or Owned Real Property has been taken by eminent domain (or to Niagara’s Knowledge is the subject of a pending or contemplated taking which has not been consummated).  All of the land, buildings, structures, plants, facilities and other improvements leased or used by Niagara or any of its Subsidiaries in the conduct of Niagara’s or such Subsidiary’s business other than those items that comprise part of the Owned Real Property are included in the Leased Premises.

(c)                                  Except as set forth in Section 3.20(c) of the Disclosure Schedule, no Person other than Niagara and its Subsidiaries has (or will have, at Closing) (i) any right in any of the Owned Real Property or any right to use or occupy any portion of the Owned Real Property or (ii) any right to use or occupy any portion of the Leased Premises.  All buildings, structures, fixtures and appurtenances comprising part of the Owned Real Property are in good operating condition and have been well maintained, reasonable wear and tear excepted, and are in all material respects adequate and sufficient for the purposes to which they are used in the conduct of Niagara’s business.  Niagara and its Subsidiaries do not use in its business any material real property other than the Owned Real Property and the Leased Premises.

(d)                                 Each of the Real Property Leases and each of the Tenant Leases is valid and binding on Niagara or its applicable Subsidiary and is in full force and effect, without amendment and there exists no default or event of default or event, occurrence, condition or act, with respect to Niagara or its Subsidiaries or, to the Knowledge of Niagara, with respect to the other parties thereto, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder, except where such event of default would not reasonably be expected to, individually or in the aggregate, be material to the Niagara and its Subsidiaries, taken as a whole.

(e)                                  Niagara and its Subsidiaries have operated the Owned Real Property and the Leased Premises, and the continued operation of the Owned Real Property and the Leased Premises in the manner it is used in Niagara and its Subsidiaries’ business will be, in accordance in all material respects with all applicable Laws.

(f)                                   Except as would not be material to Niagara, (i) Niagara and its Subsidiaries have good, valid and marketable title to all of the personal property of Niagara and its Subsidiaries consisting of the trade fixtures, shelving, furniture, on-premises ATMs, equipment, security systems, safe deposit boxes (exclusive of contents), vaults, sign structures and supplies excluding any items consumed or disposed of, but including new items acquired or obtained, in the ordinary course of the operation of the business of Niagara and its Subsidiaries (“Personal Property”) and (ii) each of the leases under which Niagara or its Subsidiaries lease Personal Property is valid, and in full force and effect, without default thereunder by the lessee or, to the Knowledge of Niagara, the lessor.

3.21                        INTELLECTUAL PROPERTY.

(a)                                 Niagara and its Subsidiaries own, or are licensed or otherwise possess rights to use free and clear of all Liens, all material Intellectual Property used or held for use by Niagara and its Subsidiaries as of the date hereof (collectively, the “Niagara Intellectual Property”) in the manner that it is currently used by Niagara and its Subsidiaries.

(b)                                 Section 3.21(b) of the Disclosure Schedule lists all Niagara Intellectual Property that is the subject of a registration, issuance or pending application of Niagara or any of its Subsidiaries.  Niagara or its Subsidiaries own title to all Niagara Intellectual Property set forth on Section 3.21(b) of the Disclosure Schedule.

(c)                                  Neither Niagara nor any of its Subsidiaries has received written notice from any third party alleging any material interference, infringement, misappropriation or violation of any Intellectual Property rights of any third party and, to the Knowledge of Niagara, neither Niagara nor any of its Subsidiaries has interfered in any material respect with, infringed upon, misappropriated or violated any Intellectual Property rights of any third party.  To the Knowledge of Niagara, no third party has interfered with, infringed upon, misappropriated or violated any Niagara Intellectual Property.  Neither Niagara nor any of its Subsidiaries licenses to, or has entered into any exclusive agreements relating to any Niagara Intellectual Property with, third parties, or, except as set forth on Section 3.21(c) of the Disclosure Schedule, permits third parties to use any Niagara Intellectual Property rights.  Except as set forth on Section 3.21(c) of the Disclosure Schedule, neither Niagara nor any of its Subsidiaries owes any material royalties or payments to any third party for using or licensing to others any Niagara Intellectual Property.

(d)                                 For the purposes of this Agreement, “Intellectual Property” shall mean any or all of the following and all rights in, arising out of or associated with:  all patents, trademarks, trade names, service marks, domain names, database rights, copyrights and, in each case, any applications therefor, mask works, net lists, technology, web sites, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material of a Person.

3.22                        BROKER’S FEES.  Neither Niagara nor any Niagara Affiliate has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement, except for Hovde Group, pursuant to an agreement a copy of which has been previously provided to Mackinac.

3.23                        LOANS.

(a)                                 Each loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) payable to Niagara or its Subsidiaries (i) is evidenced by Loan Documentation that is true, genuine and what it purports to be and (ii) represents the valid and legally binding obligation of the obligor, maker, co-maker, guarantor, endorser or debtor (such person referred to as an “Obligor”) thereunder, and is enforceable against the Obligor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.  For the purposes of this Agreement, “Loan Documentation” means all Loan files and all documents included in Niagara’s or any of its Subsidiaries’ file or imaging system with respect to a Loan, including loan applications, notes, security agreements, deeds of trust, collectors notes, appraisals, credit reports, disclosures, titles to collateral, verifications (including employment verification, deposit verification, etc.), mortgages, loan agreements, including building and loan agreements, guarantees, pledge agreements, financing statements, intercreditor agreements, participation agreements, sureties and insurance policies (including title insurance policies) and all modifications, waivers and consents relating to any of the foregoing.

(b)                                 The information with respect to each Loan set forth in the Loan Documentation made available to Mackinac prior to the date hereof, and, to the Knowledge of Niagara, any third-party information set forth in the Loan Documentation is true, correct and accurate as of the dates specified therein, or, if no such date is indicated therein, as of May 31, 2014.

(c)                                  (i) Section 3.23(c) of the Disclosure Schedule sets forth a list of all Loans as of the date hereof by Niagara and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of Niagara or any of its Subsidiaries, (ii) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market at the time the Loan was originated and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.

(d)                                 Each Loan payable to Niagara or its Subsidiaries (i) was originated or purchased by Niagara or its Subsidiaries and its principal balance as shown on Niagara’s books and records is true and correct as of the date indicated therein, (ii) contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for the practical realization against any collateral therefor and (iii) complies, and at the time the Loan was originated or purchased by Niagara or its Subsidiaries complied, including as to the Loan Document related thereto, in all material respects with all applicable requirements of federal, state and local Laws.

(e)                                  Each outstanding Loan (including Loans held for resale to investors) payable to Niagara or its Subsidiaries has been solicited and originated and is administered and serviced (to the extent administered and serviced by Niagara or an Niagara Subsidiary), and during the period of time in which such Loan was originated, held or serviced by Niagara or its Subsidiaries, the relevant Loan Documentation was maintained, in all material respects in accordance with Niagara’s or its Subsidiary’s underwriting and servicing standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and customary industry practices and with all applicable requirements of federal, state and local Laws.

(f)                                   With respect to each Loan payable to Niagara or its Subsidiaries that is secured, Niagara or its Subsidiary has a valid and enforceable Lien on the collateral described in the documents relating to such Loan, and each such Lien is assignable and has the priority described in the Loan Documentation (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and except as the availability of equitable remedies may be limited by general principles of equity).

(g)                                 Except as set forth in Section 3.23(g) of the Disclosure Schedule, none of the agreements pursuant to which Niagara or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(h)                                 Niagara’s allowance for loan losses as of the Balance Sheet Date was in compliance with Niagara’s methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board in all material respects.

(i)                                    Section 3.23(i) of the Disclosure Schedule identifies each Loan payable to Niagara or its Subsidiaries that (i) as of April 30, 2016 (A) was on non-accrual status, (B) where the interest rate terms had been reduced and/or the maturity dates had been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (C) where a specific reserve allocation existed in connection therewith, (D) which was required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15 or (E) that was contractually past due 90 days or more in the payment of principal and/or interest, or (ii) as of the date of this Agreement is classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import.  For each Loan identified in response to clauses (i) or (ii) above, Section 3.23(i) of the Disclosure Schedule sets forth the outstanding balance, including accrued and unpaid interest, on each such Loan and the identity of the borrower thereunder as of April 30, 2016.

(j)                                    Each of Niagara and its Subsidiaries is in compliance in all material respects with all applicable federal, state and local Laws, including the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and all Agency and other investor and mortgage insurance company requirements relating to the origination, sale and servicing of mortgage and consumer Loans.

(k)                                 To the Knowledge of Niagara, each Loan included in a pool of Loans originated, acquired or serviced by Niagara or any of its Subsidiaries (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such Pool.  All such Pools have been finally certified or, if required, recertified in accordance with all applicable Laws, except where the time for certification or recertification has not yet expired.  To the Knowledge of Niagara, no Pools have been improperly certified, and no Loan has been bought out of a Pool without all required approvals of the applicable investors.

(l)                                    Section 3.23(l) of the Disclosure Schedule sets forth a true, complete and correct list of each third party providing loan servicing to Niagara or any of its Subsidiaries as of January 1, 2014 and the aggregate balance of Loans serviced by each such servicer for Niagara or any of its Subsidiaries as of such date.  To the Knowledge of Niagara, all Loans serviced by third parties for Niagara or any of its Subsidiaries have been serviced in accordance with all applicable Laws and regulations.

3.24                        RELATED PARTY TRANSACTIONS.

(a)                                 Section 3.24(a) of the Disclosure Schedule identifies all agreements or arrangements between Niagara or any Niagara Subsidiary, on the one hand, and any shareholder (which to Niagara’s Knowledge beneficially owns 5% or more of any class of equity securities of Niagara or any of its Subsidiaries) or Affiliate of Niagara (other than Niagara and its direct or indirect wholly owned Subsidiaries), on the other hand, and all agreements or arrangements pursuant to which any shareholder (which to Niagara’s Knowledge beneficially owns 5% or more of any class of equity securities of Niagara or any of its Subsidiaries) or Affiliate of Niagara (other than Niagara and its direct or indirect wholly owned Subsidiaries) is a party and Niagara or any Niagara Subsidiary receives services or goods, including any such agreements or arrangements between any direct or indirect wholly owned Niagara Subsidiary, on the one hand, and any non-wholly owned Niagara Subsidiary, on the other hand.  As used in this Agreement, “Affiliate” means (unless otherwise specified), with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person and “control,” with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

(b)                                 No shareholder or Affiliate of Niagara (other than Niagara and its Subsidiaries) owns any material property or asset used in the conduct of the business of Niagara and its Subsidiaries.

3.25                        APPROVALS.  As of the date of this Agreement, Niagara knows of no reason why all Regulatory Approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

3.26                        BOOKS AND RECORDS.  The books of account, minute books, stock record books, and other records of each of Niagara and its Subsidiaries are complete and correct in all material respects, represent bona fide transactions, and have been maintained in accordance with sound business practices, including the maintenance of an adequate internal control system.  The corporate minute books of each of Niagara and the Niagara Subsidiaries contain accurate and complete records of all meetings of, and corporate action taken by, their shareholders, boards, and committees in all material respects.  Since January 1, 2016, the minutes of each meeting (or corporate action without a meeting) of any such shareholders, boards, or committees have been duly prepared and are contained in such minute books.  All such minute books and related exhibits or attachments for all meetings since January 1, 2016, have been made available for Mackinac’s review prior to the date of this Agreement without material omission or redaction

(other than with respect to the minutes relating to the Acquisition or recent and similarly proposed transactions).

3.27                                          LOAN GUARANTEES.  Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all guarantees of indebtedness owed to Niagara or any Niagara Subsidiary, including without limitation those of the Federal Housing Administration, the Small Business Administration, and any other Governmental Entity, are valid and enforceable, except as limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

3.28                                          DATA SECURITY AND CUSTOMER PRIVACY.  Niagara and each Niagara Subsidiary is in compliance in all material respects with (a) all applicable Laws and applicable requirements of Governmental Entities regarding the security of each of their customers’ data and the systems operated by Niagara and each Niagara Subsidiary, and (b) their respective privacy policies, including as relates to the use of individually identifiable personal information relating to identifiable or identified natural persons.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF MACKINAC

Mackinac hereby represents and warrants to Sellers and Niagara as follows:

4.1                               CORPORATE ORGANIZATION.  Mackinac is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.  Mackinac has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  Mackinac is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, have a Mackinac Material Adverse Effect.  True and complete copies of the articles of incorporation and bylaws of Mackinac, as in effect as of the date of this Agreement, have previously been delivered by Mackinac to Niagara.  Mackinac is not in violation of any of the provisions of its articles of incorporation or bylaws, each as amended.

4.2                               AUTHORITY; NO VIOLATION.

(a)                                 Mackinac has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all necessary corporate action on the part of Mackinac.  No other corporate proceedings (including any approvals of Mackinac’s shareholders) on the part of Mackinac are necessary to approve this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Mackinac.  Assuming due authorization, execution and delivery by Niagara and Sellers, this Agreement constitutes a valid and binding obligation of Mackinac, enforceable against Mackinac in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)                                 Neither the execution and delivery of this Agreement by Mackinac, nor the consummation by Mackinac of the transactions contemplated hereby, nor compliance by Mackinac with any of the terms or provisions hereof, will (i) violate any provision of the articles of incorporation or bylaws of Mackinac or (ii) assuming that the consents and approvals referred to in Section 4.3 are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Mackinac or any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of Mackinac or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, or other instrument or obligation to which Mackinac or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults or the loss of benefits that would not reasonably be expected to, either individually or in the aggregate, have a Mackinac Material Adverse Effect.

4.3                               CONSENTS AND APPROVALS.  Except for (a) the Regulatory Approvals and non-objections described in Section 3.5, and (b) the filing of the Bank Merger with the DIFS pursuant to the MBCA, no consents, approvals or authorizations of or filings or registrations with any Governmental Entity, or of or with any third party, are required to be made or obtained by Mackinac or any of its Subsidiaries in connection with (i) the execution and delivery by Mackinac of this Agreement or (ii) the consummation by Mackinac of the transactions contemplated hereby, except for such consents, approvals, authorizations, or filings that would not reasonably be expected to, individually or in the aggregate, have a Mackinac Material Adverse Effect.

4.4                               LEGAL PROCEEDINGS.

(a)                                 Neither Mackinac nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of Mackinac, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Mackinac or any of its Subsidiaries that would reasonably be expected to, individually or in the aggregate, have a Mackinac Material Adverse Effect.

(b)                                 There is no injunction, order, judgment or decree imposed upon Mackinac that would reasonably be expected to, individually or in the aggregate, have a Mackinac Material Adverse Effect.

4.5                               COMPLIANCE WITH APPLICABLE LAW.  Mackinac and each of its Subsidiaries and each of their employees hold all licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and properties and are and have been in compliance with, and are not and have not been in violation of, any applicable Law, except in each case where the failure to hold such license, registration, franchise, certificate, variance, permit or authorization or such noncompliance or violation would not reasonably be expected to, individually or in the aggregate, have a Mackinac Material Adverse Effect, and neither Mackinac nor any of its Subsidiaries knows of, or has received notice of, any violations of any of the above, except for such violations would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

4.6                               BROKER’S FEES.  Except for Piper Jaffray, LLC, neither Mackinac nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

4.7                               APPROVALS.  As of the date of this Agreement, Mackinac knows of no reason why all Regulatory Approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1                               CONDUCT OF BUSINESS OF NIAGARA PRIOR TO THE EFFECTIVE TIME.  During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, Niagara shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the usual, regular and ordinary course consistent with past practice (b) use reasonable best efforts to maintain and preserve intact its business organization, its rights, franchises and other authorizations issued by Governmental Entities and its current relationships with its customers, regulators, employees and other persons with which it has business or other relationships and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either Niagara or Mackinac to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

5.2                               FORBEARANCES OF NIAGARA.  During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.2 of the Disclosure Schedule or as expressly required by this Agreement, Niagara shall not, and shall not permit any of its Subsidiaries to, do any of the following outside the ordinary course of business, without the prior written consent of Mackinac:

(a)                                 (i) create or incur any indebtedness for borrowed money (other than acceptance of deposits, FHLB advances, purchases of Federal funds, sales of certificates of deposit, issuances of commercial paper and entering into repurchase agreements, each in the ordinary course of business consistent with past practice, including with respect to prices, terms and conditions), or (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, except in the case of this clause (ii), in connection with presentation of items for collection (e.g., personal or business checks) in the ordinary course of business consistent with past practice;

(b)                                 (i) adjust, split, combine or reclassify any capital stock or other equity interest, (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or other equity interest or make, declare or pay any dividend or distribution or make any other distribution on any shares of its capital stock or other equity interest or redeem, purchase or otherwise acquire any securities or obligations convertible into or exchangeable for any shares of its capital stock or other equity interest (with it being understood that dividends to service Niagara’s indebtedness are in the ordinary course of business), (iii) grant any stock appreciation rights, restricted stock units or other equity-based compensation or grant to any individual, corporation or other entity any right to acquire any shares of its capital stock, (iv) issue or commit to issue any additional shares of capital stock of Niagara or sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any Niagara Subsidiary or (v) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

(c)                                  sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any Person other than a direct or indirect wholly owned Niagara Subsidiary, except (i) subject to paragraph (k) of this Section 5.2, sales of Loans, Loan participations and sales of investment securities in the ordinary course of business consistent with past practice to third parties who are not Affiliates of Niagara or (ii) as expressly required by contracts or agreements in force at the date of this Agreement that are set forth in Section 5.2(c) of the Disclosure Schedule;

(d)                                 (i) acquire direct or indirect control over any business or Corporate Entity, whether by stock purchase, merger, consolidation or otherwise, or (ii) make any other investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other Person, except, in either instance, in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a Loan in the ordinary course of business consistent with past practice and with respect to Loans made to third parties who are not Affiliates of Niagara;

(e)                                  except as required under applicable Law or the terms of any Niagara Benefit Plan existing as of the date hereof (i) enter into, adopt or terminate any employee benefit plan, program or policy for the benefit or welfare of any current or former employee, officer, director or consultant of Niagara or any of its Subsidiaries, (ii) amend any employee benefit plan, program or policy for the benefit or welfare of any current or former employee, officer, director or consultant of Niagara or any of its Subsidiaries in a manner that would result in any increase in cost, (iii) increase the compensation or benefits payable to any such individual (including the payment of any amounts to any such individual not otherwise due) (other than any annual base compensation raises in the ordinary course of business consistent with past practice to employees other than senior executive officers of not more than 5% per annum), (iv) grant or accelerate the vesting of any equity-based awards for the benefit of any such individual, (v) enter into any new, or amend any existing, collective bargaining agreement or similar agreement with respect to Niagara or any of its Subsidiaries, (vi) provide any funding for any rabbi trust or similar arrangement or (vii) hire, transfer, promote or terminate the employment of any employee of Niagara or any of its Subsidiaries who has a target annual compensation of $75,000 or more;

(f)                                   (i) settle any claim, action or proceeding other than claims, actions or proceedings in the ordinary course of business consistent with past practice involving solely money damages where the settlement payments not covered by insurance do not exceed $100,000 individually or $200,000 in the aggregate, or waive, compromise, assign, cancel or release any material rights or claims or (ii) agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

(g)                                 pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than, subject to Section 5.2(f), in the ordinary course of business and consistent with past practice;

(h)                                 (i) make any change in accounting methods or systems of internal accounting controls (or the manner in which it accrues for liabilities), except as required by changes in GAAP as concurred in by its independent auditors or (ii) except as may be required by GAAP and in the ordinary course of business consistent with past practice, revalue in any material respect any of its assets, including writing-off notes or accounts receivable;

(i)                                    make, change or revoke any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return or claim for a refund of Taxes, enter into any closing agreement with respect to Taxes, enter into any Tax allocation, Tax sharing or Tax indemnity agreement, settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of Taxes or extend or waive the statutory limitation period applicable to a claim or assessment in respect of Taxes consented to;

(j)                                    adopt or implement any amendment to its articles of incorporation or any changes to its bylaws or comparable organizational documents;

(k)                                 materially restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable regulatory pronouncements;

(l)                                    enter into, modify, amend or terminate any contract of the sort required to be disclosed pursuant to Section 3.15, other than in the ordinary course of business consistent with past practice;

(m)                             change in any material respect the credit policies and collateral eligibility requirements and standards of Niagara;

(n)                                 fail to use reasonable best efforts to take any action that is required by an Niagara Regulatory Agreement, or take any action that violates a Niagara Regulatory Agreement;

(o)           except as required by applicable Law, regulation or policies imposed by any Governmental Entity, enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking and operating policies or practices, including policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans;

(p)           permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or file any application, or otherwise take any action, to establish, relocate or terminate the operation of any banking office of Niagara or any Niagara Subsidiary;

(q)           make, or commit to make, any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate, other than as disclosed in Niagara’s capital expenditure budget set forth in Section 5.2(q) of the Disclosure Schedule;

(r)           without previously notifying and consulting with Mackinac (through Mackinac’s Chief Financial Officer, Chief Executive Officer or such other representative as may be designated by Mackinac), make or acquire any Loan or issue a commitment (or renew or extend an existing commitment), except to the extent approved by Niagara and committed to, in each case prior to the date hereof and set forth in Section 5.2(a) of the Disclosure Schedule, for any Loan relationship aggregating in excess of $500,000 or amend or modify in any material respect any existing Loan relationship, that would result in total credit exposure to the applicable borrower (and its Affiliates), as calculated for applicable loan-to-one borrower regulatory limitations, in excess of $500,000;

(s)            take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article VII not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable Law;

(t)            take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Acquisition from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(u)           without previously notifying and consulting with Mackinac, make any Loan or issue a commitment or renew or extend any existing commitment to the Majority Seller or any of its Affiliates; or

(v)           agree to, or make any commitment to, take, or adopt any resolutions of the board of directors of Niagara in support of, any of the actions prohibited by this Section 5.2.

5.3          COVENANTS OF MACKINAC.  During the period from the date of this Agreement to the Effective Time, except as expressly required by this Agreement, Mackinac shall not, and shall not permit any of its Subsidiaries to, do any of the following, without the prior written consent of Niagara:

(a)           take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article VII not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable Law; or

(b)           agree to, or make any commitment to, take, or adopt any resolutions of the board of directors of Mackinac in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1          REGULATORY MATTERS.

(a)           Each of Mackinac and Niagara shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts to (i) take, or cause to be taken, and assist and cooperate with the other party in taking, all actions necessary, proper or advisable to comply promptly with all legal requirements with respect to the transactions contemplated hereby, including obtaining any third-party consent or waiver that may be required to be obtained in connection with the transactions contemplated hereby, and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated hereby (including, for purposes of this Section 6.1, actions required in order to continue any contract or agreement of Niagara or its Subsidiaries following the Closing or to avoid any penalty or other fee under such contracts and agreements, in each case arising in connection with the transactions contemplated hereby) and (ii) obtain (and assist and cooperate with the other party in obtaining) any action, nonaction, permit, consent, authorization, order, clearance, waiver or approval of, or any exemption by, any Governmental Entity that is required or advisable in connection with the transactions contemplated by this Agreement (collectively, the “Regulatory Approvals”).  The parties hereto shall cooperate with each other and prepare and file, as promptly as practicable after the date hereof, all necessary documentation, and effect all applications, notices, petitions and filings, to obtain as promptly as practicable all actions, nonactions, permits, consents, authorizations, orders, clearances, waivers or approvals of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement, including the Regulatory Approvals.  Without limiting the generality of the forgoing, Mackinac will use commercially reasonable efforts to file the required applications seeking approval of the Acquisition with the Federal Reserve, the FDIC, the DIFS, and the DFI no later than 45 days from the date hereof.  Niagara Bank will notify the OCC of the Bank Merger within 45 days from the date hereof.  Each of Mackinac and Niagara shall use their reasonable best efforts to resolve any objections that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated by this Agreement.  Notwithstanding anything set forth in this Agreement, under no circumstances shall Mackinac be required, and Niagara and its Subsidiaries shall not be permitted (without Mackinac’s written consent in its sole discretion), to take any action, or commit to take any action, or agree to any condition or restriction, involving Mackinac, Niagara or their respective Subsidiaries pursuant to this Section 6.1 or otherwise in connection with obtaining the foregoing actions, nonactions, permits, consents, authorizations, orders, clearances, waivers or approvals, that would have, or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or a Mackinac Material Adverse Effect in respect of Mackinac, or Niagara and its Subsidiaries taken as a whole, in each case measured on a scale relative to Niagara and its Subsidiaries taken as a whole (a “Materially Burdensome Regulatory Condition”); provided that, if requested by Mackinac, then Niagara and its Subsidiaries will take or commit to take any such action, or agree to any such condition or restriction, so long as such action, commitment, agreement, condition or restriction is binding on Niagara and its Subsidiaries only in the event the Closing occurs.

(b)           Subject to applicable Laws relating to the exchange of information, Mackinac and Niagara shall, upon request, furnish each other with all information concerning Mackinac, Niagara and their respective Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of Mackinac, Niagara or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement.  Mackinac and Niagara shall have the right to review in advance and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, any filing made or proposed to be made with, or written materials submitted or proposed to be submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.

(c)           Subject to applicable Law (including applicable Laws relating to the exchange of information), Niagara and Mackinac shall keep each other appraised of the status of matters relating to the completion of the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, subject to applicable Law, (i) each of Mackinac and Niagara shall promptly furnish the other with copies of notices or other communications received by it or any of its Subsidiaries (or written summaries of communications received orally), from any third party or Governmental Entity with respect to the transactions contemplated by this Agreement, (ii) each of Mackinac and Niagara shall provide the other a reasonable opportunity to review in advance, and to the extent practicable accept the reasonable comments of the other in connection with, any proposed nonconfidential written communication to, including any filings with, any Governmental Entity, in each case subject to applicable Laws relating to the exchange of information and (iii) Niagara shall consider in good faith Mackinac’s views with respect to, and confer in good faith with Mackinac to resolve, any disagreement as to strategy with respect to any communication by Niagara or any of its Subsidiaries with any Governmental Entity or third party relating to the transactions contemplated by this Agreement.  Niagara shall not, and shall cause its Subsidiaries to not, participate in any meeting or substantive discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with Mackinac in advance and, to the extent not prohibited by applicable Law, gives Mackinac the opportunity to attend and participate.  Any such disclosures or rights to participate may be made on an outside counsel-only basis to the extent required under applicable Law.

6.2          ACCESS TO INFORMATION.

(a)           Subject to the Confidentiality Agreement, Niagara agrees to provide Mackinac and its Representatives, from time to time prior to the Effective Time, such information as Mackinac shall reasonably request with respect to Niagara and its Subsidiaries and their respective businesses, financial conditions and operations and such access to the properties, books and records and personnel of Niagara and its Subsidiaries as Mackinac shall reasonably request, which access shall occur during normal business hours and shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Niagara or its Subsidiaries.

(b)           Mackinac and Niagara shall comply with, and shall cause their respective Representatives, directors, officers and employees to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

6.3          EXCLUSIVITY.  Other than this Agreement and any related agreements and the transactions and actions contemplated by this Agreement, Sellers and Niagara shall not, directly or indirectly, and shall not authorize or permit Niagara Bank, directly or indirectly, to: (a) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any acquisition proposal or take any action that could reasonably be expected to lead to an acquisition proposal for the purchase of the Shares; (b) furnish any information regarding Niagara Bank to any person or entity in connection with or in response to an acquisition proposal or an inquiry or indication of interest that could lead to an acquisition proposal; (c) engage in discussions or negotiations with any individual or entity with respect to any acquisition proposal; (d) approve, endorse or recommend any acquisition proposal; or (e) enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any acquisition of Niagara Bank; provided, that in the event the Niagara’s board of directors receives an unsolicited superior offer (a “Superior Proposal”) and, in the good faith judgment of the board of directors, after receiving advice from outside counsel, determines that failure to consider such offer would be in violation of its fiduciary duties under applicable law, Niagara may, after at least five Business Days’ notice to Mackinac of its intention to do so, furnish information with respect to it and Niagara Bank under a customary confidentiality agreement and may participate in discussions regarding such Superior Proposal.  Niagara shall promptly advise Mackinac of any inquiry or third party proposal to acquire the Bank, including the terms of the proposal and the identity of the offeror.

6.4          PUBLIC DISCLOSURE.  Mackinac and Niagara agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Mackinac and Niagara.  Thereafter, Niagara and Mackinac will consult with and provide each other the reasonable notice of any press release or other public (or non-confidential) statement or comment prior to the issuance of such press release or such other statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or such other statement or comment prior to such notice except as may be required by applicable Law.  In addition, Niagara shall not issue any such press release or such other statement or comment without the prior approval of Mackinac (which approval shall not be unreasonably withheld or delayed), except as may be required by applicable Law.

6.5          EMPLOYEE BENEFIT MATTERS.

(a)           From the Closing Date through the first anniversary thereof, Mackinac shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are actively employed by Niagara and its

Subsidiaries on the Closing Date (“Covered Employees”) that provide employee benefits and compensation opportunities that, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are generally made available to similarly situated employees of Mackinac or its Subsidiaries (other than Niagara and its Subsidiaries), as applicable or, if benefits are greater under a Niagara Benefit Plan, Mackinac shall continue to maintain and Covered Employees shall continue to participate in the Niagara Benefit Plan; provided that (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of Mackinac or its Subsidiaries; and (ii) until such time as Mackinac shall cause Covered Employees to participate in the employee benefit plans and receive compensation opportunities that are made available to similarly situated employees of Mackinac or its Subsidiaries (other than Niagara and its Subsidiaries), a Covered Employee’s continued participation in employee benefit plans, and continued opportunity to be eligible for compensation under the plans, of Niagara and its Subsidiaries shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in any different Mackinac plans may commence at different times).

(b)           To the extent that a Covered Employee becomes eligible to participate in an employee benefit plan maintained by Mackinac or any of its Subsidiaries (other than Niagara or its Subsidiaries), Mackinac shall cause such employee benefit plan to recognize the service of such Covered Employee with Niagara or its Subsidiaries for purposes of eligibility, participation, vesting and benefit accrual under such employee benefit plan of Mackinac or any of its Subsidiaries, to the same extent that such service was recognized immediately prior to the Effective Time under a corresponding Niagara Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not (i) operate to duplicate any benefits of a Covered Employee with respect to the same period of service, (ii) apply for purposes of any retiree medical plans or for purposes of benefit accrual under any defined benefit pension plan or (iii) apply for purposes of any plan, program or arrangement (A) under which similarly situated employees of Mackinac and its Subsidiaries do not receive credit for prior service or (B) that is grandfathered or frozen, either with respect to level of benefits or participation.  With respect to any health care plan of Mackinac or any of its Subsidiaries (other than Niagara and its Subsidiaries) in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, no preexisting condition limitations shall apply (consistent with the Affordable Care Act) and eligibility waiting periods under such Mackinac or Subsidiary plan shall be waived with respect to such Covered Employee to the extent that such limitation would have been waived or satisfied under the Niagara Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (y) Mackinac shall recognize any health care expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of Mackinac or any of its Subsidiaries.

(c)           Without limiting the generality of Section 10.12, the provisions of this Section 6.5 are solely for the benefit of the parties to this Agreement, and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement.  In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any Niagara Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Mackinac, Niagara or any of their respective Affiliates; (ii) alter or limit the ability of Mackinac or any of its Subsidiaries (including, after the Closing Date, Niagara and its Subsidiaries) to amend, modify or terminate any Niagara Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee, officer, director or consultant any right to employment or continued employment or continued service with the Mackinac or any of its Subsidiaries (including, following the Closing Date, Niagara and its Subsidiaries), or constitute or create an employment agreement with any employee.

6.6          ADDITIONAL AGREEMENTS.  Subject to the terms and conditions of this Agreement, each of Niagara and Mackinac agree to cooperate fully with each other and to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, the Acquisition and the Bank Merger.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Mackinac, on the one hand, and a Subsidiary of Niagara, on the other) or to vest the surviving entity with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Acquisition, the proper officers and directors of each party and their respective Subsidiaries shall, at Mackinac’s sole expense, take all such necessary action as may be reasonably requested by Mackinac.

6.7          DIRECTORS’ AND OFFICERS’ INSURANCE.  At the expense of Mackinac, Niagara shall acquire for the benefit of Niagara Bank for a period of two (2) years from the Closing Date extended insurance coverage for acts or omissions occurring at or prior to the Closing Date with respect to those persons who are currently covered by Niagara or Niagara Bank’s director and officer liability policies of insurance on terms (including the amounts of such coverage) that are substantially similar to the terms and conditions of Niagara’s director and officer liability policy in effect as of the date of this Agreement.  Niagara shall also acquire for the benefit of Niagara Bank, at Mackinac’s cost, for a period of two (2) years from the Closing Date extended fiduciary liability insurance, bankers professional liability insurance and employment practices liability insurance on terms (including the amounts of such coverage) that are substantially similar to the policies in effect for Niagara and Niagara Bank as of the date of this Agreement.

6.8          CLOSING DATE BALANCE SHEET.  No later than three Business Days prior to the Closing Date, Niagara shall deliver to Mackinac the unaudited consolidated balance sheet of Niagara and its Subsidiaries, in form and substance satisfactory to Mackinac, as of the close of business on the last Business Day of the calendar month immediately preceding the Closing Date (the “Closing Date Balance Sheet”).  The Closing Date Balance Sheet shall (a) fairly present in all material respects the assets, liabilities and tangible common equity of Niagara and its Subsidiaries as of the date of the Closing Date Balance Sheet, (b) be prepared in a manner consistent with the balance sheets included in the Niagara Financial Statements, in accordance with either GAAP or regulatory accepted accounting procedures pursuant to Regulatory Agency requirements, as applicable, consistently applied and (c) be prepared from, and be in accordance with, the books and records of Niagara and its Subsidiaries.

6.9          NOTIFICATION OF CERTAIN MATTERS.  Each of Niagara and Mackinac shall give prompt notice to the other of any fact, change, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, changes, events and circumstances known to it, to have or to result in any Material Adverse Effect or Mackinac Material Adverse Effect, as applicable, or (b) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein

6.10        SYSTEM INTEGRATION.  From and after the date hereof, subject to applicable law and regulation, Niagara shall cause Niagara Bank and its directors, officers and employees to, and shall make all commercially reasonable best efforts (without undue disruption to either business) to cause Niagara Bank’s data processing consultants and software providers to, cooperate and assist Mackinac and mBank in connection with an electronic and systematic conversion of all applicable data of Niagara Bank to the Mackinac system following the Effective Time, including the training of Niagara employees without undue disruption to Niagara Bank’s business, during normal business hours and at the expense of Mackinac (not to include Niagara Bank’s standard employee payroll).  Mackinac or mBank shall bear the expense associated with the early termination of Niagara Banks’s data processing agreements.

6.11        COORDINATION; INTEGRATION.  Subject to applicable law and regulation, during the period from the date hereof until the Effective Time, Niagara shall cause the Chief Executive Officer of Niagara Bank or, if such Person is unavailable, another senior officer thereof, to assist and confer with the officers of mBank, on a weekly basis, relating to the development, coordination and implementation of the post-Merger operating and integration plans of mBank, as the resulting institution in the Bank Merger.

6.12        EXISTING BUSINESS RELATIONSHIPS.  Niagara shall use its good faith efforts to ensure that its officers and directors continue their banking relationships with Niagara (including following the Closing, with Niagara or its Affiliates), to the same extent as exists on the date hereof.

6.13        LOAN DOCUMENTATION.  Niagara shall use all commercially reasonable efforts to fully correct, remedy and otherwise resolve any fact or circumstance Known (for the avoidance of doubt, or become Known) to Niagara that has resulted, or could reasonably be expected to result, in any Loan that (i) is not evidenced by Loan Documentation that is true, genuine and what it purports to be, (ii) does not represent the valid and legally binding obligation of the Obligor thereunder or (iii) is not enforceable against the Obligor in accordance with its terms (subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles), such that the applicable Loan or Loan Documentation fully complies with Section 3.23 hereof.

6.14        CHARGE-OFFS.  Niagara shall provide to Mackinac, no later than three calendar days prior to the Closing Date, a schedule reporting Charge-Offs (i) in any completed calendar fiscal quarter commencing after April 1, 2016 and (ii) in the most recent interim quarterly period commencing after the date hereof and ending five calendar days prior to the Closing Date.

ARTICLE VII
CONDITIONS PRECEDENT

7.1          CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE CLOSING.  The respective obligation of each party to effect the Closing shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)           Regulatory Approvals.  All Regulatory Approvals required to consummate the Acquisition shall have been obtained and shall remain in full force and effect or, in the case of waiting periods, shall have expired or been terminated (and, in the case of the obligation of Mackinac to effect the Closing, no such Regulatory Approval shall contain or shall have resulted in, or would reasonably be expected to result in, the imposition of any Materially Burdensome Regulatory Condition).

(b)           No Injunctions or Restraints; Illegality.  No order, injunction, decree or judgment issued by any court or governmental body or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Acquisition or the other transactions contemplated by this Agreement shall be in effect.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Acquisition.

7.2          CONDITIONS TO OBLIGATIONS OF MACKINAC.  The obligation of Mackinac to effect the Closing is also subject to the satisfaction or waiver by Mackinac at or prior to the Effective Time of the following conditions:

(a)           Representations and Warranties.  (i) Each of the representations and warranties of Sellers set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.11 and Section 3.22 of the Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties of Niagara set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except in the case of the foregoing clause (ii), where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b)           Performance of Obligations of Sellers and Niagara.  Sellers and Niagara shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)           Officer’s Certificate.  Mackinac shall have received a certificate signed on behalf of Niagara by its Chief Executive Officer or Chief Financial Officer stating that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied

(d)           Director Resignations.  Mackinac shall have received written resignations of each of Niagara’s directors.

(e)           Closing Date Balance Sheet.  Niagara shall have delivered to Mackinac the Closing Date Balance Sheet in accordance with the terms and conditions of Section 6.8.

(f)            Financing.  Mackinac or mBank shall have raised a minimum of $5,000,000 in new Tier 1 equity financing.

(g)           Minimum Shareholder’s Equity.  As of the Niagara Bank Measuring Date, the Adjusted Niagara Bank Equity shall not be less than $6,500,000 as determined in accordance with GAAP, and Niagara Bank’s allowance for loan and lease losses shall be no less than $350,000.

7.3          CONDITIONS TO OBLIGATIONS OF NIAGARA.  The obligation of Niagara to effect the Closing is also subject to the satisfaction or waiver by Niagara at or prior to the Effective Time of the following conditions:

(a)           Representations and Warranties.  (i) Each of the representations and warranties of Mackinac set forth in Section 4.1 and Section 4.2 shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties of Mackinac set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Mackinac Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Mackinac Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Mackinac Material Adverse Effect.

(b)           Performance of Obligations of Mackinac.  Mackinac shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)           Officer’s Certificate.  Niagara shall have received a certificate signed on behalf of Mackinac by its Chief Executive Officer or Chief Financial Officer stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII
TERMINATION AND AMENDMENT

8.1          TERMINATION.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Acquisition by the shareholders of Niagara:

(a)           by mutual written consent of Sellers and Mackinac;

(b)           by either Sellers or Mackinac, if the Closing shall not have occurred on or before End Date (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement);

(c)           by either Sellers or Mackinac, if any Regulatory Approval required to be obtained pursuant to Section 7.1(a) has been denied by the relevant Governmental Entity and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(d)           by Sellers, if Mackinac has breached or is in breach of any representation, warranty, covenant or agreement on the part of Mackinac contained in this Agreement in any respect, which breach would, individually or together with all such other than uncured breaches by Mackinac, constitute grounds for the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied on the Closing Date and such breach is not cured prior to the earlier of (i) the End Date and (ii) the thirtieth Business Day after written notice thereof to Mackinac or by its nature or timing cannot be cured within such time period;

(e)           by Mackinac, if Niagara or Sellers have breached or is in breach of any representation, warranty, covenant or agreement on the part of Niagara or Sellers, as applicable, contained in this Agreement in any respect, which breach would, individually or together with all such other than uncured breaches by Niagara or Sellers, as applicable, constitute grounds for the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied on the Closing Date and such breach is not cured prior to the earlier of (i) the End Date and (ii) the thirtieth Business Day after written notice thereof to Niagara or Sellers by its nature or timing cannot be cured within such time period; or

(f)            by Mackinac or Sellers, if the condition set forth in Section 7.2(f) is not satisfied as of the End Date.

(g)           by Sellers, as a result of a Superior Proposal, subject to Section 8.2.

8.2          EFFECT OF TERMINATION.  In the event of termination of this Agreement pursuant to this Article VIII and subject to the proviso below, no party to this Agreement shall have any liability or further obligation hereunder to the other party hereto, except that (i) Section 6.2(b) (Access to Information (Confidentiality)), Section 6.4 (Public Disclosure), Section 8.1 (Termination), Section 8.2 (Effect of Termination), and Article X (General Provisions) shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary in this Agreement, termination will not relieve a breaching party from liability for any willful and material breach of any provision of this Agreement; provided, that in the event Sellers terminate this Agreement under Section 8.1(g), Sellers shall, reimburse Mackinac for its reasonable expenses in pursuing the Acquisition and pay a termination fee of $100,000 by wire transfer of immediately available funds on the date of termination; provided further, that in the event Sellers or Mackinac terminate this Agreement pursuant to Section 8.1(f), Mackinac will pay to Sellers a termination fee of $100,000 by wire transfer of immediate funds on the date of termination.

8.3          AMENDMENT.  Subject to compliance with applicable Law, this Agreement may be amended by the parties; provided, that this Agreement may not be amended except by an instrument in writing signed on behalf of each of Sellers and Mackinac.

8.4          EXTENSION; WAIVER.  At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to exercise any right or to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other matter.

ARTICLE IX
INDEMNIFICATION

9.1          INDEMNIFICATION.

(a)           Mackinac’s Indemnification Obligations.  From and after the Effective Time, Mackinac shall indemnify, defend and hold each Seller, Niagara, their Affiliates, and each of its directors, officers, employees and other Affiliates (each, a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) harmless from and against any and all losses, damages, out of pocket costs, Taxes, liabilities, penalties and fines (including reasonable attorneys’ fees) (collectively, “Damages”) incurred by them, whether known or unknown, fixed or contingent, to the extent arising from:

(i)            Mackinac’s or Mackinac’ material failure to perform or otherwise materially fulfill any of its agreements, covenants, obligations or undertakings hereunder and in accordance with the terms hereof; or

(ii)           any claims against Niagara Bank with respect to events occurring at any time after the Effective Time.

(b)           From and after the Effective Time, Mackinac shall indemnify, defend and hold the Seller Indemnified Parties harmless from and against all Damages incurred by them, whether known or unknown, fixed or contingent to the extent arising from any material breach of, or material inaccuracy contained in, any representation or warranty of such Mackinac set forth in this Agreement or any schedule or certificate delivered by or on behalf of such Mackinac in connection herewith.

(c)           Sellers’ Indemnification Obligations.  From and after the Effective Time, Sellers’ shall, jointly and severally (subject to the limitation set forth in Section 9.3(e) below), indemnify, defend and hold Mackinac and each of its directors, officers, employees and other Affiliates (each, a “Mackinac Indemnified Party” and collectively, the “Mackinac Indemnified Parties”), harmless from and against and in respect of any and all Damages incurred by them, whether known or unknown, fixed or contingent, to the extent arising from:

(i)            any material breach of, or material inaccuracy contained in, any representation or warranty of Sellers set forth in this Agreement or any schedule or certificate delivered by or on behalf of Sellers in connection herewith;

(ii)           Sellers’, Niagara’s or Niagara Bank’s material failure to perform or otherwise materially fulfill any of its agreements, covenants, obligations or undertakings hereunder and in accordance with the terms hereof; or

(iii)         any liability of Niagara or its Subsidiaries for Taxes or any liability of Niagara or its Subsidiaries to make payments to or indemnify any other Person with respect to Taxes (x) for any taxable period or portion thereof ending on or before the Closing Date, that have not been adequately reserved for on the Closing Date Balance Sheet, (y) resulting from or attributable to Niagara Bank or any other Subsidiary having been or ceasing to be a member of any affiliated group, or (z) as a transferee or successor, by contract or otherwise as a result of transactions, contracts or arrangements occurring or entered into on or before the Closing Date.

9.2          INDEMNIFICATION PROCEDURES.

(a)           If any Seller Indemnified Party or Mackinac Indemnified Party (each, an “Indemnified Party”) seeks indemnification under this Article IX, the Indemnified Party shall promptly notify the indemnifying party (the “Indemnifying Party”) in writing after learning of the occurrence of any event that is asserted to be an indemnifiable event pursuant to this Agreement, which notice shall include the specific provisions of this Agreement on which the claim is based, copies of all documents and information relating to the claim as well as an estimate of the liability; provided, however, that no failure or delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Article IX.  If such event involves the claim of any third party, the Indemnifying Party shall be entitled to participate in and, to the extent it shall wish, assume control over (in which case the Indemnifying Party shall assume all expense with respect to) the defense, settlement, adjustment or compromise of such claim.

(b)           The Indemnified Party shall have the right to employ counsel at the Indemnified Party’s own expense and to participate in such action or claim, including settlement or trial, as long as such participation does not substantially interfere with the Indemnifying Party’s defense of such claim or action.

(c)           The Indemnifying Party shall obtain the prior written approval of the Indemnified Party, which shall not be unreasonably withheld or delayed, before entering into any settlement, adjustment or compromise of such claim or ceasing to defend against such claim if pursuant to or as a result of such settlement, adjustment, compromise or cessation, injunctive or other relief would be imposed against the Indemnified Party.

(d)           If the Indemnifying Party does not assume control over the defense of such claim as provided in Section 9.2(a), the Indemnified Party shall have the right to defend the claim in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party and, provided that the Indemnifying Party shall not, to settle, adjust or compromise such claim without the consent of the Indemnifying Party unless the Indemnified Party waives indemnification for such claim.

(e)           Upon the payment in full of any claim hereunder, the Indemnifying Party shall be subrogated to the rights of the Indemnified Party against any person with respect to the subject matter of such claim.

(f)            In the event that the Indemnifying Party reimburses the Indemnified Party for any third party claim, the Indemnified Party shall remit to the Indemnifying Party any reimbursement that the Indemnified Party subsequently receives for such third party claim.

9.3          LIMITATIONS.

(a)           The parties hereto agree that their respective remedies under Article IX of this Agreement are their exclusive remedies under this Agreement, including without limitation, any matter based on the inaccuracy, untruth, incompleteness or breach of any representation or warranty of any party hereto contained herein or based on the failure of any covenant, agreement or undertaking herein, and the parties hereto hereby waive any claims with respect to any other right of contribution or indemnity available against any Indemnifying Party hereunder in such capacity on the basis of common law, statute or otherwise beyond the express terms of this Agreement; provided, however, that this exclusive remedy for damages does not preclude a party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement.

(b)           Notwithstanding any other provision of this Agreement, the liability for indemnification of any Indemnifying party under this Agreement shall not exceed the actual damages of the party entitled to indemnification and shall not include incidental, consequential, indirect, special, punitive, exemplary or other similar damages or diminution in value, other than compensatory damages.

(c)           Sellers shall not be required to make any payment pursuant to this Article IX for any Damages arising out of matters described in Section 9.1(c) unless the aggregate amount of Damages incurred by Mackinac Indemnified Parties shall exceed $50,000 and then for the full amount of such Damages from the first dollar.

(d)           The maximum aggregate liability of Sellers for indemnification pursuant to this Article IX, and Mackinac Indemnified Parties’ sole and exclusive recourse for indemnification Damages resulting in indemnification claims hereunder, shall be limited to $370,000 in the aggregate.

(e)           No Seller shall be responsible for any Damages in an amount that exceeds such Seller’s percentage ownership of the Shares multiplied by the amount of such Damages.

(f)            Sellers shall not be required to make any payment for any Damages disclosed in the Disclosure Schedule to this Agreement.

9.4          LIMITATIONS ON LOSSES.  Anything in this Agreement or otherwise to the contrary notwithstanding:

(a)           Each Party agrees that in connection with any claim against the other Party for indemnification under this Article IX, also to make such claim for coverage under any applicable insurance policies of the claiming party.

(b)           No Party shall be entitled to indemnification for the amount of any Damages in excess of the amount of such Damages which would have been incurred, but for: (i) the unlawful conduct of such Party; or (ii) the breach or default by such Party of any representation, warranty, covenant, obligation or agreement under this Agreement.

In determining the amount of any claim for which a claiming party is entitled to indemnification pursuant to this Article IX, there shall be subtracted an amount equal to all insurance proceeds received by such claiming party with respect to such claim, net of any increase in insurance premiums incurred by the claiming party which can be reasonably demonstrated by such party to be directly related to such claim.

9.5                RETENTION.  During the period commencing as of the Closing and expiring on the six-month anniversary of the Closing (the “Maintenance Period”), Robert Gunville, Jr. (the “Majority Seller”) shall retain $370,000 of his pro-rata share of the proceeds to be distributed pursuant to Section 1.3(c) in an account held at mBank in the name of the Majority Seller as collateral against potential indemnification claims by Mackinac pursuant to Section 9.1(c), and the Majority Seller shall be the sole signatory on such account.  After the expiration of the Maintenance Period, the Majority Seller shall be entitled to withdraw all of the amount on deposit in such account and to close such account, and Mackinac shall not object to such withdrawal provided there are no pending claims under this Article IX.

ARTICLE X
GENERAL PROVISIONS

10.1        SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND AGREEMENTS.  Other than the representations contained in Sections 3.1 (Corporate Organization), 4.2 (Title to the Shares), 3.3 (Capitalization), 3.11 (Taxes and Tax Returns), 3.22 (Broker’s Fees), 4.1 (Corporate Organization), 4.2 (Authority; No Violation), 4.6 (Broker’s Fees) (collectively, the “Fundamental Representations”), the representations and warranties of the Sellers and the Mackinac contained in or made pursuant to this Agreement shall survive the consummation of the purchase and sale contemplated hereby for a period of twelve (12) months from the Closing Date.  The Fundamental Representations shall expire sixty days following the applicable statute of limitations.  This Section 10.1 shall not limit the survival of any covenant or agreement contained in this Agreement that by its terms applies or is to be performed in whole or in part after the Effective Time.

10.2        EXPENSES.  Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

10.3        NOTICES.  All notices and other communications required or permitted to be given hereunder shall be sent to the party to whom it is to be given and be either delivered personally against receipt, by facsimile or other wire transmission, by registered or certified mail

(postage prepaid, return receipt requested) or deposited with an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)           if to Niagara or Sellers, to:

Niagara Bancshares, Inc.

900 Roosevelt Road

PO Box 25

Niagara, WI 54151

Attention: Susan M. Paoli

Fax:  (715) 251-3113

Email: spaoli@niagarabank.com

with a copy to:

JK Law, LLC
Attention:  John Krawczyk, Esq.

10332 West Upham Ave.

Hales Corners, Wisconsin 53130
Email: john.jklaw@gmail.com

and a copy to:

Ruder Ware, L.L.S.C.
Attention:  Stewart L. Etten, Esq.

500 North First Street, Suite 8000

P.O. Box 8050

Wausau, Wisconsin 54402-8050
Email: setten@ruderware.com

(b)           if to Mackinac, to:

Mackinac Financial Corporation

260 East Brown Street, Suite 300

Birmingham, Michigan  48009

Attention:  Paul D. Tobias

Fax:  (248) 290-5900

Email: ptobias@bankmbank.com

with a copy to:

Honigman Miller Schwartz and Cohn LLP
350 East Michigan Avenue
Kalamazoo, Michigan  49007
Attention:  Phillip D. Torrence
Fax:  (269) 337-7702

Email: ptorrence@honigman.com

All notices and other communications shall be deemed to have been given (i) when received if given in person, (ii) on the date of electronic confirmation of receipt if sent by facsimile or other wire transmission, (iii) three Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid or (iv) one Business Day after being deposited with a reputable overnight courier.

10.4        INTERPRETATION.  For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule and Exhibit references are to the Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified, (iii) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” (iv) the word “or” shall not be exclusive and (v) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified.  It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Disclosure Schedule is or is not material for purposes of this Agreement.  This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable law.

10.5        COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

10.6        ENTIRE AGREEMENT.  This Agreement (including the Disclosure Schedule, other Schedules and other documents and the instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

10.7        GOVERNING LAW; VENUE; WAIVER OF JURY TRIAL.

(a)           This Agreement shall be governed and construed in accordance with the Laws of the State of Michigan, without regard to any applicable conflicts of law.

(b)           Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any state court sitting in Oakland County or any federal court in the Eastern District of Michigan (the “Michigan Courts”), and, solely in connection with claims arising under this Agreement or the Acquisition that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Michigan Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Michigan Courts, (iii) waives any objection that the Michigan Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 10.3.

(c)           Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives, to the extent permitted by Law at the time of institution of the applicable litigation, any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement.  Each party certifies and acknowledges that:  (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver; (ii) each party understands and has considered the implications of this waiver; (iii) each party makes this waiver voluntarily; and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.7.

10.8        SPECIFIC PERFORMANCE.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

10.9        ADDITIONAL DEFINITIONS.  In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banking institutions in Detroit, Michigan are authorized or obligated pursuant to legal requirements or executive order to be closed.

“Charge-Offs” shall mean the loans charged off as reflected in the Niagara Financial Reports, and otherwise derived from the books and records of Niagara in a manner consistent with past practice, with the preparation of the Niagara Financial Reports and with Niagara’s written policies in effect as of the date of this Agreement.

“Code” means the Internal Revenue Service Code of 1986, as amended.

“Confidentiality Agreement” shall mean that certain letter agreement, dated as of February 11, 2016 by and between Niagara and Mackinac (as it may be amended from time to time).

“Controlled Group Liability” shall mean any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412, 430 and 4971 of the Code, (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq.  of ERISA and Section 4980B of the Code and (e) under corresponding or similar provisions of foreign Laws, other than such liabilities that arise solely out of, or relate solely to, the Niagara Benefit Plans listed in Section 3.12(a) of the Disclosure Schedule.

“Corporate Entity” shall mean a bank, corporation, partnership, limited liability company, association, joint venture or other organization, whether an incorporated or unincorporated organization.

“Disclosure Schedule” shall mean the disclosure schedule dated as of the date of the Agreement and delivered by Niagara to Mackinac concurrent with the execution and delivery of the Agreement.

“End Date” shall mean the date that is the eight month anniversary of the date hereof, unless, as of such date, all the conditions set forth in Article VII, other than the conditions set forth in Section 7.1(a) and Section 7.1(b), have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing), in which case such date shall be extended by 90 days.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“FDI Act” means the Federal Deposit Insurance Act of 1950, as amended.

“Knowledge” or “Known” with respect to Niagara, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 10.9 of the Disclosure Schedule, and, with respect to Mackinac, shall mean the actual knowledge, after due inquiry, of the executive officers of Mackinac.

“Law” or “Laws” shall mean any federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, order, policy, guideline or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law.

“Mackinac Material Adverse Effect” shall mean , with respect to Mackinac any event, circumstance, development, change or effect that, individually or in the aggregate, (i) is, or is reasonably likely to be, material and adverse to the business, operations, prospects, condition (financial or otherwise) or results of operations of Mackinac and its Subsidiaries taken as a whole or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of Mackinac to timely consummate the transactions contemplated hereby or to perform its agreements or covenants hereunder; provided that, in the case of clause (i) only, a “Mackinac Material Adverse Effect” shall not be deemed to include any event, circumstance, development, change or effect to the extent resulting from (A) changes after the date of this Agreement in GAAP, (B) changes after the date of this Agreement in Laws of general applicability to companies in the financial services industry, (C) changes after the date of this Agreement in political or regulatory conditions or general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting other companies in the financial services industry, (D) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof, or changes in the trading price of Mackinac Common Stock, in and of itself, but not including any underlying causes thereof, (E) the public disclosure of this Agreement, (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or (G) actions or omissions taken with the express prior written consent of Sellers; except, with respect to clauses (A), (B), (C) and (F), to the extent that the effects of such change disproportionately affect Mackinac and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which Mackinac and its Subsidiaries operate.

“Material Adverse Effect” shall mean any event, circumstance, development, change or effect that, individually or in the aggregate, (i) is, or is reasonably likely to be, material and adverse to the business, operations, prospects, condition (financial or otherwise) or results of operations of Niagara and its Subsidiaries taken as a whole or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of the parties to timely consummate the transactions contemplated hereby or to perform its agreements or covenants hereunder; provided that, in the case of clause (i) only, a “Material Adverse Effect” shall not be deemed to include any event, circumstance, development, change or effect to the extent resulting from (A) changes after the date of this Agreement in GAAP, (B) changes after the date of this Agreement in Laws of general applicability to companies in the financial services industry, (C) changes after the date of this Agreement in political or regulatory conditions or general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting other companies in the financial services industry, (D) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof, or changes in the trading price of Niagara Common Stock, in and of itself, but not including any underlying causes thereof, (E) the public disclosure of this Agreement, (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or (G) actions or omissions taken with the express prior written consent of Mackinac; except, with respect to clauses (A), (B), (C) and (F), to the extent that the effects of such change disproportionately affect Niagara and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which Niagara and its Subsidiaries operate.

“Niagara Stock Plans” shall mean any employee or director stock plan of Niagara.

“Person” shall mean any individual, Corporate Entity or Governmental Entity.

“Tax” or “Taxes” shall mean all federal, state, local and foreign income, capital gains, license, occupancy, payroll, employment, excise, severance stamp, occupation, premium, windfall profits, environmental (including Taxes under Section 59A of the Code), customs duties, exercise duties, capital stock, franchise, unincorporated business, profits, withholding, information, employment, unemployment, disability, workers’ compensation, real property, personal property, unclaimed property, ad valorem, sales, use, transfer, registration, value added, alternative or add-on minimum, accumulated earnings, personal holding company, estimated, or other tax, contributions, report or assessment of any kind whatsoever imposed by any Governmental Entity, including any estimated payments related thereto, any interest, penalty, assessment, or addition thereto, whether disputed or not, and any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other person.

“Tax Return” shall mean any return, declaration, report, statement, information statement and other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied to a Governmental Entity.

10.10      SEVERABILITY.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.11      ALTERNATIVE STRUCTURE. Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, Mackinac may revise the structure of the Acquisition or otherwise revise the method of effecting the Acquisition and related transactions; provided, that, (a) such revision does not alter or change the kind or amount of the Acquisition Consideration, (b) such revision does not adversely affect the Tax treatment of the Acquisition to the Sellers, (c) such revised structure or method is reasonably capable of consummation without significant delay in relation to the structure contemplated  herein and (d) such revision does not otherwise cause any of the conditions set forth in Article VII not to be capable of being fulfilled unless duly waived by the party entitled to the benefits thereof.

10.12      ASSIGNMENT; THIRD-PARTY BENEFICIARIES.  Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Mackinac may assign any of its respective rights under this Agreement to a direct or indirect wholly owned Subsidiary of Mackinac in connection with Section 10.11.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.  Except as otherwise specifically provided in Section 6.5, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

MACKINAC FINANCIAL CORPORATION

By:	/s/ Paul D. Tobias
Name:	Paul D. Tobias
Title:	Chairman and Chief Executive Officer

SELLERS

By:	/s/ Robert Gunville, Jr.
Name:	Robert R. Gunville, Jr.

By:	/s/ Alice M. Kallenbach
Name:	Alice M. Kallenbach

By:	/s/ David J. Herrick
Name:	David J. Herrick

By:	/s/ Dennis Chartier
Name:	Dennis Chartier

By:	/s/ Paul C. Lundy
Name:	Paul C. Lundy

By:	/s/ Lee M. Norton
Name:	Lee M. Norton

By:	/s/ Susan M. Paoli
Name:	Susan M. Paoli

NIAGARA FINANCIAL CORPORATION

By:	/s/ Susan M. Paoli
Name:	Susan M. Paoli
Title:	President

EXHIBIT A

FORM OF BANK CONSOLIDATION AGREEMENT

This Consolidation Agreement (this “Agreement”), is dated as of the      day of           , 2016, between mBank, a state-chartered bank (“mBank”), First National Bank of Niagara, a national association (“Niagara”, and together with mBank the “Consolidating Banks”) and joined in by Mackinac Financial Corporation, a Michigan corporation (“Mackinac”).

RECITALS

Whereas, Mackinac is a bank holding company, and the beneficial owner of all of the issued and outstanding shares of mBank;

Whereas, mBank is a Michigan state-chartered bank with its principal office in Manistique, Michigan with capital consisting of 20,000 shares of common stock authorized, par value $10.00 per share, of which 20,000 shares are” issued and outstanding;

Whereas, Niagara is a nationally chartered bank with its principal office in Niagara, Wisconsin with capital consisting of 12,500 shares of common stock authorized, of which 12,500 shares are issued and outstanding;

Whereas, Mackinac and Niagara Bancorporation, Inc. (“NBI”), a Wisconsin corporation and sole owner of the stock of Niagara, are parties to a Stock Purchase Agreement dated as of May 24, 2016 (the “Stock Purchase Agreement”) pursuant to which Mackinac will purchase all of the outstanding shares of NBI (the “Acquisition”);

Whereas upon the consummation of the Acquisition, Mackinac will be the sole shareholder of the Consolidating Banks; and

Whereas, the board of directors of each of Mackinac, mBank and Niagara have each approved this Consolidation Agreement and authorized its execution.

Accordingly, the parties agree as follows:

1.             CONSOLIDATION. The Consolidating Banks shall be consolidated into a single bank under the charter of mBank (the “Consolidation”). The consolidated organization is sometimes referred to herein as the “Resulting Bank”.

2.             CHARTER. The charter of the Resulting Bank shall be the charter of mBank with changes and amendments as may be made by this Consolidation Agreement or as may be required in order to conform such charter to the provisions of this Consolidation Agreement.

3.             NAME. The name of the Resulting Bank shall be “mBank”.

4.             EFFECT OF CONSOLIDATION. At the effective date of the Consolidation (the “Consolidation Date”), the corporate existence of Consolidating Banks shall be merged with and into and continue in the Resulting Bank, possessing all the rights, interests, privileges, power and franchises and being subject to all the restrictions, disabilities and duties of each of the Consolidating Banks; and all the rights, interests, privileges and franchises of each of the Consolidating Banks and all property, real, personal and mixed, and all debts due to the Consolidating Banks on whatever account, shall be transferred to and vested in the Resulting Bank without any deed or other transfer and without any order or other action on the part of any court or otherwise; and all property, rights, privileges, powers, franchises and interests and each and every other interest shall be thereafter as effectually the property of the Resulting Bank as they were of the Consolidating Banks prior to the Consolidation. The title to any real estate, whether by deed or otherwise, vested in any of the Consolidating Banks shall not revert or be in any way impaired by reason of the Consolidation. The Resulting Bank, by virtue of the Consolidation, and without any order or other action on the part of any court or otherwise, shall hold and enjoy the same and all rights of property, franchises and interests, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by the Consolidating Banks at the Consolidation Date.

5.             PRINCIPAL OFFICES AND BRANCHES. The principal office of the Resulting Bank shall be located at 130 S. Cedar Street, Manistique, Michigan  49854. The other offices of the Resulting Bank shall be the existing offices of the Consolidating Banks on the Consolidation Date, and such other branches as may be duly authorized and established from time to time.

6.             CAPITAL. The authorized capital of the Resulting Bank shall consist of 20,000 shares of common stock, par value $10.00 per share.

7.             DIRECTORS AND OFFICERS. The initial Board of Directors of the Resulting Bank as of the Consolidation Date shall be the Board of Directors of mBank as existing immediately prior to the Consolidation Date. The initial executive officers of the Resulting Bank as of the Consolidation Date shall be Kelly W. George, Chief Executive Officer; Ernie R. Krueger, Chief Financial Officer; and Tamara McDowell, Chief Credit Officer.

8.             BYLAWS. The Bylaws of the Resulting Bank shall be the Bylaws of mBank effective immediately prior to the Consolidation Date,

9.             CONVERSION OF SHARES OF STOCK. The manner of converting the shares of the Consolidating Banks shall be as follows:

(a)           As of the Consolidation Date, the outstanding shares of common stock of Niagara shall be cancelled and the capital and surplus of the Consolidating Banks shall become the capital and surplus of the Resulting Bank and the undivided profits (deficit) of the Consolidating Banks shall become undivided profits (deficit) of the Resulting Bank.

(b)           As of the Consolidation Date, the 20,000 shares of $10.00 par value common stock of mBank that are issued and outstanding shall remain outstanding as 20,000 shares of $10.00 par value common stock of the Resulting Bank and the capital, surplus and undivided profits of mBank shall be capital, surplus and undivided profits of the Resulting Bank.

10.          FURTHER DOCUMENTATION.  The directors of the Consolidating Banks shall, from time to time, as and when requested by the Resulting Bank or its successors or assigns, execute and deliver or cause to be executed and delivered such deeds, instruments, assignments or assurances as the Resulting Bank may deem necessary, desirable or convenient in order to vest in and confirm to the Resulting Bank title to or possession of any property or rights of the Consolidating Banks, acquired or to be acquired by reason of or as a result of the Consolidation, or otherwise to carry out the purposes of this Consolidation Agreement. Any person who, immediately before the Consolidation Date, was an officer or director of one of the Consolidating Banks is hereby fully authorized, in the name of such institution, to execute any and all such deeds, instruments, assignments or assurances, or to take any and all such action as may be requested by the Resulting Bank.

11.          APPROVAL. This Consolidation Agreement has been approved by Mackinac, which owns all of the issued and outstanding capital stock of the Consolidating Banks, as of the Consolidation Date.

12.          CONDITIONS PRECEDENT TO CONSOLIDATION. The consummation of the Consolidation herein contemplated is conditioned upon each of the following events:

(a)           The approval of the Commissioner(s) of the Michigan Department of Insurance and Financial Services;

(b)           The approval of the Federal Deposit Insurance Corporation pursuant to the Federal Deposit Insurance Act, as amended;

(c)           The approval of the Wisconsin Department of Financial Institutions; and

(d)           The Acquisition shall have been completed.

13.          TERMINATION OF AGREEMENT. This Consolidation Agreement may be terminated at any time before the Consolidation Date by written notice of any of the Consolidating Banks provided that such notice has been authorized and approved by the sole shareholder of the party giving such notice. Upon such termination, none of the Consolidating Banks, nor any of their respective directors or officers, shall have any liability by reason of this Consolidation Agreement or the termination thereof.

14.          EXPENSES. Upon consummation of the Consolidation, the Resulting Bank will pay the expenses of the Consolidating Banks incident hereto. If the Consolidation is not consummated, the Consolidating Banks will each pay its expenses.

15.          EFFECTIVE DATE OF CONSOLIDATION. The Consolidation shall be effective on such date as may be designated by the regulatory agencies.

SIGNATURES ON THE FOLLOWING PAGE

IN WITNESS WHEREOF, the Consolidating Banks and Mackinac Financial Corporation have caused this Consolidation Agreement to be executed in counterparts by their duly authorized officers as of the date first above written.

MACKINAC FINANCIAL CORPORATION

BY:
PAUL TOBIAS
CHAIRMAN AND CHIEF EXECUTIVE OFFICER

MBANK

BY:
KELLY W. GEORGE
CHIEF EXECUTIVE OFFICER

FIRST NATIONAL BANK OF NIAGARA

By:
Name:
Title:

[SIGNATURE PAGE TO FORM OF BANK CONSOLIDATION AGREEMENT]

FIRST NATIONAL BANK OF NIAGARA

OFFICER’S CERTIFICATE

                            , 2016

This certificate is delivered in connection with the Application to Consolidate First National Bank of Niagara (“Niagara”), Niagara, Wisconsin; with and into mBank, Manistique, Michigan, filed with the Michigan Department of Insurance and Financial Services (the “Application”).

The undersigned does hereby certify that 12,500 shares of the common stock of Niagara, representing 100% of the outstanding shares of Niagara, voted for the adoption of the consolidation agreement submitted in connection with the Application,

IN WITNESS WHEREOF, the undersigned have executed this Officer’s Certificate as of the date first written above.

FIRST NATIONAL BANK OF NIAGARA

By:
Name:
Title:

MBANK
OFFICER’S CERTIFICATE

                        , 2016

This certificate is delivered in connection with the Application to Consolidate First National Bank of Niagara, Niagara, Wisconsin; with and into mBank, Manistique, Michigan, filed with the Michigan Department of Insurance and Financial Services (the “Application”).

The undersigned does hereby certify that 20,000 shares of the common stock of mBank, representing 100% of the outstanding shares of mBank, voted for the adoption of the consolidation agreement submitted in connection with the Application.

IN WITNESS WHEREOF, the undersigned have executed this Officer’s Certificate as of the date first written above.

MBANK

By:
Name: Kelly W. George
Title: Chief Executive Officer